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Exhibit 99.1

Consolidated financial statements

PlainsCapital Corporation and subsidiaries

Years ended December 31, 2011, 2010 and 2009

 Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
PlainsCapital Corporation

        We have audited the accompanying consolidated balance sheets of PlainsCapital Corporation and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PlainsCapital Corporation and subsidiaries at December 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

        We also have examined, in accordance with attestation standards established by the American Institute of Certified Public Accountants, management's assertion that the Company maintained effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 16, 2012 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Dallas, Texas
March 16, 2012

PlainsCapital Corporation and Subsidiaries

Consolidated Balance Sheets

December 31,

	2011	2010
	(In thousands)
Assets
Cash and due from banks	$344,647	$332,208
Federal funds sold and securities purchased under agreements to resell	3,347	154,501
Loans held for sale	776,372	477,711
Securities
Trading, at fair market value	58,957	18,931
Available for sale, amortized cost $594,287 and $614,588, respectively	601,086	613,236
Held to maturity, fair market value $188,736 and $228,730, respectively	179,710	232,913

	839,753	865,080
Loans, net of unearned income	3,351,167	3,138,170
Allowance for loan losses	(67,495)	(65,169)

Loans, net	3,283,672	3,073,001
Broker-dealer and clearing organization receivables	111,690	45,768
Fee award receivable	18,002	19,222
Investment in unconsolidated subsidiaries	2,012	2,012
Premises and equipment, net	92,906	80,183
Accrued interest receivable	16,175	16,615
Other real estate owned	30,254	23,968
Goodwill, net	35,880	35,880
Other intangible assets, net	11,385	13,441
Other assets	133,925	173,815

Total assets	$5,700,020	$5,313,405

Liabilities and Shareholders' Equity
Deposits
Noninterest-bearing	$328,858	$256,372
Interest-bearing	3,917,348	3,662,087

Total deposits	4,246,206	3,918,459
Broker-dealer and clearing organization payables	186,483	72,830
Short-term borrowings	476,439	582,134
Capital lease obligations	12,121	11,693
Notes payable	54,966	63,776
Junior subordinated debentures	67,012	67,012
Other liabilities	137,509	150,225

Total liabilities	5,180,736	4,866,129
Commitments and contingencies
Shareholders' equity
PlainsCapital Corporation shareholders' equity
Preferred stock, $1.00 par value per share, authorized 50,000,000 shares;
Series A, 0 and 87,631 shares issued	—	84,481
Series B, 0 and 4,382 shares issued	—	4,712
Series C, 114,068 and 0 shares issued	114,068	—
Original Common Stock, $0.001 par value per share, authorized 100,000,000 and 50,000,000 shares, respectively; 31,920,732 and 31,780,828 shares issued, respectively	32	32
Common Stock, $0.001 par value per share, authorized 150,000,000 shares; 0 shares issued	—	—
Surplus	156,123	153,289
Retained earnings	244,291	206,786
Accumulated other comprehensive income (loss)	4,587	(281)

	519,101	449,019
Unearned ESOP shares (190,254 and 232,381 shares, respectively)	(2,070)	(2,528)

Total PlainsCapital Corporation shareholders' equity	517,031	446,491
Noncontrolling interest	2,253	785

Total shareholders' equity	519,284	447,276

Total liabilities and shareholders' equity	$5,700,020	$5,313,405

See accompanying notes.

PlainsCapital Corporation and Subsidiaries

Consolidated Statements of Income

For the Years Ended December 31,

(In thousands, except per share amounts)

	2011	2010	2009
Interest income:
Loans, including fees	$180,209	$183,657	$180,119
Securities
Taxable	18,632	17,697	9,461
Tax-exempt	9,750	9,224	7,494
Federal funds sold and securities purchased under agreements to resell	3,119	1,720	90
Interest-bearing deposits with banks	945	823	259
Other	6,788	5,304	5,400

Total interest income	219,443	218,425	202,823
Interest expense
Deposits	28,172	29,586	32,137
Short-term borrowings	1,700	2,156	2,749
Capital lease obligations	548	557	493
Notes payable	3,141	3,473	3,491
Junior subordinated debentures	2,502	2,546	2,960
Other	449	407	634

Total interest expense	36,512	38,725	42,464

Net interest income	182,931	179,700	160,359
Provision for loan losses	21,757	83,226	66,673

Net interest income after provision for loan losses	161,174	96,474	93,686
Noninterest income
Service charges on depositor accounts	8,195	8,403	9,055
Net realized gains on sale of securities	1,519	2,048	316
Other-than-temporary impairment
Total other-than-temporary impairment losses on securities	(7,502)	—	—
Portion of loss recognized in other comprehensive income	2,197	—	—

Net other-than-temporary impairment losses recognized in earnings	(5,305)	—	—
Net gains from sale of loans	293,469	230,029	134,515
Mortgage loan origination fees	72,351	79,759	85,613
Trust fees	4,198	4,314	3,879
Investment advisory fees and commissions	68,633	76,917	73,773
Securities brokerage fees and commissions	23,468	24,598	21,319
Other	11,230	6,115	6,438

Total noninterest income	477,758	432,183	334,908
Noninterest expense
Employees' compensation and benefits	348,121	299,286	240,667
Occupancy and equipment, net	64,682	59,013	50,992
Professional services	30,425	29,874	23,783
Deposit insurance premiums	4,834	6,304	6,295
Repossession and foreclosure, net of recoveries	14,868	9,175	5,716
Other	91,088	76,394	54,738

Total noninterest expense	554,018	480,046	382,191

Income before income taxes	84,914	48,611	46,403
Income tax provision	30,068	15,412	14,855

Net income	54,846	33,199	31,548
Less: Net income attributable to noncontrolling interest	1,650	790	220

Net income attributable to PlainsCapital Corporation	53,196	32,409	31,328
Dividends on preferred stock and other	7,488	5,569	5,704

Income applicable to PlainsCapital Corporation common shareholders	$45,708	$26,840	$25,624

Earnings per share
Basic	$1.39	$0.82	$0.79

Diluted	$1.36	$0.80	$0.77

See accompanying notes.

PlainsCapital Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income

For the Years Ended December 31,

(In thousands)

	2011	2010	2009
Net income	$54,846	$33,199	$31,548
Other comprehensive income (loss)
Unrealized gains (losses) on securities available for sale, net of tax of $2,784, ($85) and ($776)	5,167	(156)	(1,474)
Unrealized gains (losses) on securities held in trust for the Supplemental Executive Pension Plan, net of tax of ($137), $144 and $442	(254)	257	855
Unrealized loss on customer-related cash flow hedges, net of tax of ($24), ($44) and ($7)	(45)	(82)	(12)

Comprehensive income	59,714	33,218	30,917
Less: comprehensive income attributable to noncontrolling interest	1,650	790	220

Comprehensive income applicable to PlainsCapital Corporation common shareholders	$58,064	$32,428	$30,697

See accompanying notes.

PlainsCapital Corporation and Subsidiaries

Consolidated Statements of Shareholders' Equity

	PlainsCapital Corporation Shareholders
	Preferred Stock		Common Stock				Accumulated Other Comprehensive Income (Loss)
						Retained Earnings		Unearned ESOP Shares	Noncontrolling Interest
	Shares	Amount	Shares	Amount	Surplus					Total
	(dollars in thousands)
Year Ended December 31, 2009
Balance, January 1, 2009	92,013	$87,631	31,573,518	$32	$147,445	$167,865	$331	$(3,489)	$1,709	$401,524
Stock option plans' activity, including compensation expense	—	—	39,555	—	2,326	—	—	—	—	2,326
Adjustment to stock issued in business combination	—	—	(63)	—	(1)	—	—	—	—	(1)
Stock-based compensation expense	—	—	—	—	856	—	—	—	—	856
ESOP activity	—	—	—	—	—	18	—	488	—	506
Dividends on common stock ($0.20 per share)	—	—	—	—	—	(6,764)	—	—	—	(6,764)
Dividends on preferred stock	—	—	—	—	—	(4,935)	—	—	—	(4,935)
Preferred stock discount and accretion	—	769	—	—	—	(769)	—	—	—	—
Cash received from noncontrolling interest	—	—	—	—	—	—	—	—	49	49
Cash distributions to noncontrolling interest	—	—	—	—	—	—	—	—	(319)	(319)
Net income	—	—	—	—	—	31,328	—	—	220	31,548
Other comprehensive loss	—	—	—	—	—	—	(631)	—	—	(631)

Balance, December 31, 2009	92,013	88,400	31,613,010	32	150,626	186,743	(300)	(3,001)	1,659	424,159
Year Ended December 31, 2010
Stock option plans' activity, including compensation expense	—	—	92,399	—	603	—	—	—	—	603
Vesting of stock-based compensation	—	—	75,419	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	1,595	—	—	—	—	1,595
ESOP activity	—	—	—	—	—	—	—	473	—	473
Dividends on common stock ($0.20 per share)	—	—	—	—	—	(6,797)	—	—	—	(6,797)
Dividends on preferred stock	—	—	—	—	—	(4,776)	—	—	—	(4,776)
Preferred stock discount and accretion	—	793	—	—	—	(793)	—	—	—	—
Cash received from noncontrolling interest	—	—	—	—	—	—	—	—	147	147
Cash distributions to noncontrolling interest	—	—	—	—	—	—	—	—	(433)	(433)
Redemption of noncontrolling interest	—	—	—	—	465	—	—	—	(1,378)	(913)
Net income	—	—	—	—	—	32,409	—	—	790	33,199
Other comprehensive income	—	—	—	—	—	—	19	—	—	19

Balance, December 31, 2010	92,013	89,193	31,780,828	32	153,289	206,786	(281)	(2,528)	785	447,276
Year Ended December 31, 2011
Redemption of Series A and Series B preferred stock	(92,013)	(92,013)	—	—	—	—	—	—	—	(92,013)
Sale of Series C preferred stock	114,068	114,068	—	—	—	—	—	—	—	114,068
Stock option plans' activity, including compensation expense	—	—	54,691	—	382	—	—	—	—	382
Vesting of stock-based compensation	—	—	85,213	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	2,452	—	—	—	—	2,452
ESOP activity	—	—	—	—	—	(9)	—	458	—	449
Dividends on common stock ($0.24 per share)	—	—	—	—	—	(8,194)	—	—	—	(8,194)
Dividends on preferred stock	—	—	—	—	—	(4,668)	—	—	—	(4,668)
Preferred stock discount and accretion	—	2,820	—	—	—	(2,820)	—	—	—	—
Cash received from noncontrolling interest	—	—	—	—	—	—	—	—	1,000	1,000
Cash distributions to noncontrolling interest	—	—	—	—	—	—	—	—	(1,182)	(1,182)
Net income	—	—	—	—	—	53,196	—	—	1,650	54,846
Other comprehensive income	—	—	—	—	—	—	4,868	—	—	4,868

Balance, December 31, 2011	114,068	$114,068	31,920,732	$32	$156,123	$244,291	$4,587	$(2,070)	$2,253	$519,284

See accompanying notes.

PlainsCapital Corporation and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31,

(In thousands)

	2011	2010	2009
Operating Activities
Net income	$54,846	$33,199	$31,548
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Provision for loan losses	21,757	83,226	66,673
Net losses on other real estate owned	13,190	5,753	3,776
Depreciation and amortization	28,352	17,700	11,638
Stock-based compensation expense	2,471	1,735	1,070
Net realized losses (gains) on securities	3,786	(2,048)	(316)
Loss on sale of premises and equipment	814	364	33
Stock dividends received on securities	(21)	(59)	(48)
Deferred income taxes	2,014	(18,100)	1,255
Net change in prepaid FDIC assessments	4,271	5,487	(15,086)
Net change in assets segregated for regulatory purposes	—	—	11,500
Net change in trading securities	(40,026)	5,252	(22,622)
Net change in broker-dealer and clearing organization receivables	(65,922)	36,946	(37,383)
Net change in fee award receivable	1,220	1,282	1,040
Net change in broker-dealer and clearing organization payables	113,653	(42,640)	49,069
Net change in other assets	(986)	(12,089)	(1,694)
Net change in other liabilities	(13,167)	19,717	36,579
Net gains from sale of loans	(293,469)	(230,029)	(134,515)
Loans originated for sale	(8,611,267)	(7,615,595)	(5,690,330)
Proceeds from loans sold	8,633,730	7,784,495	5,564,729

Net cash provided by (used in) operating activities	(144,754)	74,596	(123,084)

Investing Activities
Net change in securities purchased under resale agreements	126,569	(127,374)	—
Proceeds from maturities and principal reductions of securities held to maturity	25,188	75,787	30,804
Proceeds from sales, maturities and principal reductions of securities available for sale	627,825	318,377	151,841
Purchases of securities held to maturity	(1,031)	(11,230)	(121,936)
Purchases of securities available for sale	(592,009)	(705,940)	(198,616)
Net change in loans	(260,133)	(164,269)	(182,627)
Purchases of premises and equipment and other assets	(30,375)	(21,009)	(23,475)
Proceeds from sales of premises and equipment and other real estate owned	13,643	17,502	10,599
Net cash received (paid) for Federal Home Loan Bank and Federal Reserve Bank stock	(149)	9,329	(2,139)

Net cash provided by (used in) investing activities	(90,472)	(608,827)	(335,549)

Financing Activities
Net change in deposits	327,747	655,275	369,672
Net change in short-term borrowings	(105,695)	94,056	228,202
Proceeds from notes payable	4,000	3,700	6,350
Payments on notes payable	(12,810)	(8,474)	(88,814)
Payments to redeem preferred stock	(92,013)	—	—
Proceeds from issuance of preferred stock	114,068	—	—
Proceeds from issuance of common stock	363	463	227
Dividends paid	(12,397)	(11,573)	(11,089)
Net cash received from (distributed to) noncontrolling interest	(182)	(286)	(270)
Other, net	(1)	38	151

Net cash provided by (used in) financing activities	223,080	733,199	504,429

Net change in cash and cash equivalents	(12,146)	198,968	45,796
Cash and cash equivalents at beginning of year	359,335	160,367	114,571

Cash and cash equivalents at end of year	$347,189	$359,335	$160,367

Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$39,509	$38,437	$42,804

Income taxes	$17,383	$34,526	$17,030

Supplemental Schedule of Noncash Activities
Conversion of loans to other real estate owned	$28,542	$32,209	$26,276

Capital leases	$887	$—	$3,814

See accompanying notes.

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011

1. Summary of Significant Accounting and Reporting Policies

Nature of Operations

        PlainsCapital Corporation ("PlainsCapital") is a financial holding company registered under the Bank Holding Company Act of 1956, as amended by the Graham-Leach-Bliley Act of 1999, headquartered in Dallas, Texas, that provides, through its subsidiaries, an array of financial products and services. In addition to traditional banking services, PlainsCapital provides residential mortgage lending, investment banking, public finance advisory, wealth and investment management, treasury management, capital equipment leasing, fixed income sales, asset management and correspondent clearing services.

Basis of Presentation

        PlainsCapital owns 100% of the outstanding stock of PlainsCapital Bank and 100% of the membership interest in PlainsCapital Equity, LLC. PlainsCapital owns a 69.75% membership interest in Hester Capital Management, LLC ("Hester Capital"). PlainsCapital Bank owns 100% of the outstanding stock of PrimeLending, a PlainsCapital Company ("PrimeLending"), PNB Aero Services, Inc. and PCB-ARC, Inc. PlainsCapital Bank has a 100% membership interest in First Southwest Holdings, LLC ("First Southwest") and PlainsCapital Securities, LLC, as well as a 51% voting interest in PlainsCapital Insurance Services, LLC.

        PrimeLending owns a 100% membership interest in PrimeLending Ventures Management, LLC, the controlling and sole managing member of PrimeLending Ventures, LLC ("Ventures"). Through a series limited liability company structure, Ventures establishes separate operating divisions with select business partners, such as home builders, real estate brokers and financial institutions, to originate residential mortgage loans.

        On June 30, 2011, PlainsCapital Bank dissolved Plains Financial Corporation, which had no significant operations or net assets at the time of its dissolution.

        After the close of business on December 31, 2008, First Southwest Holdings, Inc., a diversified, private investment banking corporation headquartered in Dallas, Texas merged into FSWH Acquisition LLC, a wholly owned subsidiary of PlainsCapital Bank. Following the merger, FSWH Acquisition LLC changed its name to "First Southwest Holdings, LLC." The principal subsidiaries of First Southwest are First Southwest Company ("FSC"), a broker-dealer registered with the Securities and Exchange Commission (the "SEC") and the Financial Industry Regulatory Authority ("FINRA"), and First Southwest Asset Management, Inc., a registered investment advisor under the Investment Advisors Act of 1940.

        The acquisition cost of First Southwest Holdings, Inc. was approximately $62.2 million. In addition, PlainsCapital placed approximately 1.7 million shares of PlainsCapital common stock, valued at approximately $19.2 million as of December 31, 2008, into escrow. The percentage of shares to be released from escrow and distributed to former First Southwest shareholders will be determined based upon, among other factors, the valuation of certain auction rate bonds held by First Southwest prior to the merger (or repurchased from investors following the closing of the merger) as of the last day of December 2012 or, if applicable, the aggregate sales price of such auction rate bonds prior to such date. Any shares issued out of the escrow will be accounted for as additional acquisition cost.

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

1. Summary of Significant Accounting and Reporting Policies (Continued)

        PlainsCapital used a third-party valuation specialist to assist in the determination of the fair value of assets acquired, including intangibles, and liabilities assumed in the acquisition. The purchase price allocation resulted in net assets acquired in excess of consideration paid of approximately $12.8 million. That amount has been recorded in other liabilities until the contingent consideration issue described previously is settled. Upon resolution of the contingent consideration issue, the acquisition cost of First Southwest may increase, resulting in a smaller excess of net assets acquired over consideration paid, or in certain circumstances, an excess of consideration paid over net assets acquired that would result in recording goodwill from the transaction. Any remaining excess of net assets acquired over consideration paid will be allocated pro rata to reduce the carrying value of certain purchased assets.

        The consolidated financial statements include the accounts of the above-named entities. All significant intercompany transactions and balances have been eliminated. Noncontrolling interests have been recorded for minority ownership in entities that are not wholly owned and are presented in compliance with the provisions of Noncontrolling Interest in Subsidiary Subsections of the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC"), as discussed below.

        PlainsCapital also owns 100% of the outstanding common stock of PCC Statutory Trusts I, II, III and IV (the "Trusts"), which are not included in the consolidated financial statements under the requirements of the Variable Interest Entities Subsections of the ASC, because the primary beneficiaries of the Trusts are not within the consolidated group.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates regarding the allowance for loan losses are particularly subject to change.

Securities Purchased Under Agreements to Resell

        Securities purchased under agreements to resell (reverse repurchase agreements or reverse repos) are treated as collateralized financings and are carried at the amounts at which the securities will subsequently be resold as specified in the agreements. PlainsCapital is in possession of collateral with a fair value equal to or in excess of the contract amounts.

Loans Held for Sale

        Loans held for sale consist primarily of single-family residential mortgages funded through PrimeLending. These loans are generally on the consolidated balance sheet for no more than 30 days. Substantially all mortgage loans originated by PrimeLending are sold in the secondary market, servicing released, and, until they are sold, are carried at fair value under the provisions of the Fair Value Option Subsections of the ASC ("Fair Value Option"). Changes in the fair value of the loans held for sale are recognized in earnings and fees and costs associated with origination are recognized as incurred. The specific identification method is used to determine realized gains and losses on sales of loans, which are reported as net gains (losses) in noninterest income. Loans sold are subject to certain indemnification provisions with investors, including the repurchase of loans sold and repayment of

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

1. Summary of Significant Accounting and Reporting Policies (Continued)

certain sales proceeds to investors under certain conditions. PlainsCapital Bank guarantees PrimeLending's performance with respect to the indemnification provisions included in purchase agreements with certain third parties. As of December 31, 2011 and 2010, PrimeLending had an accrued liability of $8.1 million and $9.9 million, respectively, as its best estimate of its obligations under these indemnification provisions. The accrued liability is based upon, among other things, historical loan loss rates and loan repurchases, current trends in loan originations and the geographic location of underlying collateral.

Securities

        Management classifies securities at the time of purchase and reassesses such designation at each balance sheet date. Transfers between categories from these reassessments are rare. Securities held for resale to facilitate principal transactions with customers are classified as trading, and are carried at fair value, with changes in fair value reflected in the statement of income. PlainsCapital reports interest income on trading securities as interest income on securities and other changes in fair value as other noninterest income.

        Securities to be held for indefinite periods of time but not intended to be held to maturity or on a long-term basis are classified as available for sale. Securities included in this category are those that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk, and other factors related to interest rate and resultant prepayment risk changes. Securities available for sale are carried at fair value. Unrealized holding gains and losses on securities available for sale, net of taxes, are reported in other comprehensive income until realized. Premiums and discounts are recognized in interest income using the interest method and consider any optionality that may be embedded in the security.

        Securities that management has the positive intent and ability to hold until maturity are classified as held to maturity. These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income using the interest method over the period to maturity.

        Purchases and sales (and related gain or loss) of securities are recorded on the trade date, based on specific identification. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the other-than-temporary impairment ("OTTI") is related to credit losses. The amount of the OTTI related to other factors is recognized in other comprehensive income. In estimating OTTI, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, (iii) the historic and implied volatility of the security, (iv) failure of the issuer to make scheduled interest payments and (v) changes to the rating of the security by a rating agency.

Loans

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal reduced by unearned income, net unamortized deferred fees and an allowance for loan losses. Unearned income on installment loans and

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

1. Summary of Significant Accounting and Reporting Policies (Continued)

interest on other loans is recognized using the interest method. Net fees received for providing loan commitments and letters of credit that result in loans are deferred and amortized to interest income over the life of the related loan, beginning with the initial borrowing. Net fees on commitments and letters of credit that are not expected to be funded are amortized to noninterest income over the commitment period. Income on direct financing leases is recognized on a basis that achieves a constant periodic rate of return on the outstanding investment.

        Impaired loans include non-accrual loans, troubled debt restructurings and partially charged-off loans. The accrual of interest on impaired loans is discontinued when, in management's opinion, there is a clear indication that the borrower's cash flow may not be sufficient to meet principal and interest payments as they become due according to the terms of the loan agreement, which is generally when a loan is 90 days past due unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual status, all previously accrued and unpaid interest is charged against income. If the ultimate collectibility of principal, wholly or partially, is in doubt, any payment received on a loan on which the accrual of interest has been suspended is applied to reduce principal to the extent necessary to eliminate such doubt. Once the collection of the remaining recorded loan balance is fully expected, interest income is recognized on a cash basis.

        PlainsCapital Bank originates loans to customers primarily in Dallas, Fort Worth, Arlington, Lubbock, Austin and San Antonio. Although PlainsCapital Bank has diversified loan and leasing portfolios and, generally, holds collateral against amounts advanced to customers, its debtors' ability to honor their contracts is substantially dependent upon the general economic conditions of the region and of the industries in which its debtors operate, which consist primarily of energy, agribusiness, wholesale/retail trade, construction and real estate. PrimeLending originates loans to customers in its offices, which are located throughout the United States. Mortgage loans originated by PrimeLending are sold in the secondary market, servicing released. FSC makes loans to customers through margin transactions. FSC controls risk by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines, which may vary based upon market conditions. Securities owned by customers and held as collateral for margin loans are not included in the consolidated financial statements.

Allowance for Loan Losses

        The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management's best estimate of probable losses inherent in the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses inherent in the loan portfolio at the balance sheet date. The allowance for loan losses includes allowance allocations calculated in accordance with the Receivables and Contingencies Topics of the ASC. The level of the allowance reflects management's continuing evaluation of industry concentrations, specific credit risks, loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions, and unidentified losses inherent in the current loan portfolio. Portions of the allowance may be allocated for specific credits; however, the entire allowance is available for any credit that, in management's judgment, should be charged off. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond PlainsCapital's control, including the performance of

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

1. Summary of Significant Accounting and Reporting Policies (Continued)

PlainsCapital's loan portfolio, the economy, changes in interest rates and the view of the regulatory authorities toward loan classifications.

        PlainsCapital's allowance for loan losses consists of three elements: (i) specific valuation allowances established for probable losses on impaired loans; (ii) general historical valuation allowances calculated based on historical loan loss experience for homogeneous loans with similar characteristics and trends; and (iii) valuation allowances to adjust general reserves based on recent economic conditions and other qualitative risk factors both internal and external to PlainsCapital.

Assets Segregated for Regulatory Purposes

        Under certain conditions, FSC may be required to segregate cash and securities in a special reserve account for the benefit of customers under Rule 15c3-3 promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Assets segregated under the provisions of the Exchange Act are not available for general corporate purposes.

Broker-Dealer and Clearing Organization Transactions

        Amounts recorded in broker-dealer and clearing organization receivables and payables include securities lending activities, as well as amounts related to securities transactions for either FSC customers or for the account of FSC. Securities-borrowed and securities-loaned transactions are generally reported as collateralized financings except where letters of credit or other securities are used as collateral. Securities-borrowed transactions require FSC to deposit cash, letters of credit, or other collateral with the lender. With respect to securities loaned, FSC receives collateral in the form of cash or other assets in an amount generally in excess of the market value of securities loaned. FSC monitors the market value of securities borrowed and loaned on a daily basis, with additional collateral obtained or refunded as necessary. Interest income and interest expense associated with collateralized financings is included in the accompanying statement of income.

Fee Award Receivable

        In 2005, First Southwest participated in a monetization of future cash flows from several tobacco companies owed to a law firm under a settlement agreement ("Fee Award"). First Southwest estimated the amount and timing of the undiscounted expected cash flows from the receivable. The excess of the receivable's cash flows expected to be collected over the amount paid is to be accreted into interest income over the remaining life of the receivable (accretable yield). Over the life of the Fee Award, First Southwest will continue to estimate cash flows expected to be collected and evaluate the receivable for possible impairment.

Premises and Equipment

        Premises and equipment are stated at cost less accumulated depreciation and amortization computed principally on the straight-line method over the estimated useful lives of the assets, which range between 3 and 40 years. Gains or losses on disposals of premises and equipment are included in results of operations.

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

1. Summary of Significant Accounting and Reporting Policies (Continued)

Other Real Estate Owned

        Real estate acquired through foreclosure is included in other real estate owned and is carried at management's estimate of fair value less costs to sell. Any excess of recorded investment over fair value less cost to sell is charged against the allowance for loan losses when property is initially transferred to other real estate. Subsequent to the initial transfer to other real estate, valuation adjustments are charged against earnings. Valuation adjustments, revenue and expenses from operations of the properties and resulting gains or losses on sale are included in repossession and foreclosure expense.

Goodwill

        Goodwill, which represents the excess of cost over the fair value of the net assets of an acquired business, is allocated to reporting units and tested for impairment annually, as of October 1, or whenever events or changes in circumstances indicate that the carrying amount should be assessed. Prior to testing goodwill for impairment, PlainsCapital has the option to assess on a qualitative basis whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If PlainsCapital determines, based on its assessment of qualitative factors that it is more likely than not that fair value of a reporting unit is less than its carrying amount, PlainsCapital will proceed to test goodwill for impairment. Impairment, if any, for goodwill is recognized as a permanent charge to noninterest expense. There were no such impairment charges in 2011, 2010 or 2009.

Intangibles and Other Long-Lived Assets

        Intangible assets are acquired assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset or liability. PlainsCapital's intangible assets primarily relate to customer relationships. Intangible assets with definite useful lives are generally amortized on the straight-line method over their estimated lives, although certain intangibles, including customer relationships, are amortized on an accelerated basis. Amortization of intangible assets is recorded in other noninterest expense. Intangible assets with indefinite useful lives are not amortized until their lives are determined to be definite. Intangible assets, premises and equipment, and other long-lived assets are tested for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value. There were no such impairment charges in 2011, 2010 or 2009.

Derivative Financial Instruments

        PlainsCapital's hedging policies permit the use of various derivative financial instruments to manage interest rate risk or to hedge specified assets and liabilities. In addition, PrimeLending executes interest rate lock commitments ("IRLCs") with its customers that allow those customers to make mortgage loans at agreed upon rates. IRLCs meet the definition of a derivative under the provisions of the Derivatives and Hedging Topic of the ASC.

        Derivatives are recorded at fair value on PlainsCapital's consolidated balance sheet. To qualify for hedge accounting, derivatives must be highly effective at reducing the risk associated with the exposure

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

1. Summary of Significant Accounting and Reporting Policies (Continued)

being hedged and must be designated as a hedge at the inception of the derivative contract. If derivative instruments are designated as hedges of fair values, the change in the fair value of both the derivative instrument and the hedged item are included in current earnings. Changes in the fair value of derivatives designated as hedges of cash flows are recorded in other comprehensive income. Actual cash receipts and/or payments and related accruals on derivatives related to hedges are recorded as adjustments to the line item where the hedged item's effect on earnings is recorded.

        During the life of the hedge, PlainsCapital formally assesses whether derivatives designated as hedging instruments continue to be highly effective in offsetting changes in the fair value or cash flows of hedged items. If PlainsCapital determines that a hedge has ceased to be highly effective, PlainsCapital will discontinue hedge accounting prospectively. At such time, previous adjustments to the carrying value of the hedged item would be reversed into earnings, amounts recorded in other comprehensive income would be reclassified into earnings, the derivative instrument would be recorded at fair value and future changes in fair value would be reported in earnings.

Loss Contingencies

        Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

Share-Based Compensation

        As of December 31, 2011, PlainsCapital and its subsidiaries had two open incentive plans that allow grants of various share-based awards. The plans are described in Note 15. Compensation cost recognized for all share-based payments is based on the grant-date fair value estimated by application of the provisions of the Compensation Topic of the ASC. Certain unvested restricted stock grants are subject to ratable vesting over a period of years. Costs associated with such grants are recognized on a straight line basis over the appropriate vesting period.

Advertising

        Advertising costs are expensed as incurred. Advertising expense totaled approximately $3.1 million, $2.8 million and $1.4 million in 2011, 2010 and 2009, respectively.

Income Taxes

        The provision for income tax includes taxes currently payable and deferred taxes arising from the difference in basis of assets and liabilities for financial statement and tax purposes. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. Current and deferred tax estimates are adjusted to the corporate federal and state income tax returns when the returns are filed in the third quarter of the subsequent year. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the income tax provision. PlainsCapital files a consolidated federal income tax return. Interest and penalties incurred related to tax matters are charged to other interest expense or other noninterest expense, respectively.

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

1. Summary of Significant Accounting and Reporting Policies (Continued)

        Benefits from uncertain tax positions are recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority having full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of cumulative benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold are recognized in the reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold are derecognized in the reporting period in which that threshold is no longer met. The Company has not recorded any significant liabilities for uncertain tax positions.

Earnings per Common Share

        PlainsCapital uses the two-class method prescribed by the Earnings Per Share Topic of the ASC to compute earnings per common share. The ASC provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per common share pursuant to the two-class method. Accordingly PlainsCapital includes both shares of unvested restricted stock outstanding and shares of PlainsCapital stock held in escrow pending the resolution of contingencies with respect to the First Southwest acquisition in participating securities for the purposes of computing earnings per common share.

Cash Flow Reporting

        For the purpose of presentation in the consolidated statement of cash flows, cash and cash equivalents are defined as the amount included in the consolidated balance sheets caption "Cash and due from banks" and the portion of the amount in the caption "Federal funds sold and securities purchased under agreements to resell" that represents federal funds sold. Cash equivalents have original maturities of three months or less.

Comprehensive Income (Loss)

        PlainsCapital's comprehensive income (loss) consists of its net income and unrealized holding gains (losses) on its securities, including securities for which the credit portion of an OTTI has been recognized in earnings, investments held in trust for the Supplemental Executive Pension Plan and derivative instruments designated as cash flow hedges.

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

1. Summary of Significant Accounting and Reporting Policies (Continued)

        The components of accumulated other comprehensive income (loss) ("AOCI") as of December 31, 2011, 2010 and 2009 are shown in the following table (in thousands, net of taxes):

	2011	2010	2009
Unrealized gain (loss) on securities available for sale	$5,718	$(877)	$(721)
Unrealized loss on securities for which the credit portion of an OTTI has been recognized in earnings	(1,428)	—	—
Unrealized gain on securities held in trust for the Supplemental Executive Pension Plan	297	551	294
Unrealized gain on customer-related cash flow hedges	—	45	127

	$4,587	$(281)	$(300)

Other

        Certain items in the 2010 and 2009 financial statements have been reclassified to conform to the 2011 presentation. PlainsCapital has evaluated subsequent events for potential recognition and/or disclosure through March 16, 2012.

2. Securities

        The amortized cost and fair value of securities, excluding trading securities, as of December 31, 2011 and 2010 are summarized as follows (in thousands):

	Available for Sale
		Recognized in AOCI
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	OTTI	Fair Value
As of December 31, 2011
U. S. government agencies
Bonds	$183,191	$659	$—	$—	$183,850
Mortgage-backed securities	33,897	2,456	(83)	—	36,270
Collateralized mortgage obligations	260,878	2,284	(1,084)	—	262,078
States and political subdivisions	69,779	4,613	(48)	—	74,344
Auction rate bonds	46,542	—	—	(1,998)	44,544

Totals	$594,287	$10,012	$(1,215)	$(1,998)	$601,086

As of December 31, 2010
U. S. government agencies
Bonds	$30,000	$5	$(46)	$—	$29,959
Mortgage-backed securities	18,907	410	(473)	—	18,844
Collateralized mortgage obligations	507,536	2,364	(2,131)	—	507,769
States and political subdivisions	35,209	43	(1,042)	—	34,210
Auction rate bonds	22,936	—	(482)	—	22,454

Totals	$614,588	$2,822	$(4,174)	$—	$613,236

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

2. Securities (Continued)

	Held to Maturity
	Amortized Cost	OTTI Unrealized Loss Recognized in AOCI	Carrying Value	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
As of December 31, 2011
U. S. government agencies
Mortgage-backed securities	$6,639	$—	$6,639	$547	$(6)	$7,180
Collateralized mortgage obligations	15,974	—	15,974	419	(88)	16,305
States and political subdivisions	111,924	—	111,924	7,209	(10)	119,123
Auction rate bonds	45,372	(199)	45,173	955	—	46,128

Totals	$179,909	$(199)	$179,710	$9,130	$(104)	$188,736

As of December 31, 2010
U. S. government agencies
Mortgage-backed securities	$10,369	$—	$10,369	$677	$(8)	$11,038
Collateralized mortgage obligations	28,169	—	28,169	615	(101)	28,683
States and political subdivisions	120,348	—	120,348	1,758	(2,497)	119,609
Auction rate bonds	74,027	—	74,027	644	(5,271)	69,400

Totals	$232,913	$—	$232,913	$3,694	$(7,877)	$228,730

        During the first quarter of 2011, subordinated auction rate bonds with a net carrying amount of $28.6 million were transferred from held to maturity to available for sale in response to a downgrade in their credit rating from investment grade to below investment grade. The net carrying amount of the transferred securities included an unrealized loss of $5.1 million that was included, net of tax, in accumulated other comprehensive loss as of March 31, 2011, reducing shareholders' equity.

        During the third quarter of 2011, these transferred securities, as well as the other auction rate bonds held by PlainsCapital Bank, were placed on Negative Watch by one of the rating agencies. After further analysis, PlainsCapital Bank determined that all of the auction rate bonds whose fair value was less than amortized cost had incurred other-than-temporary impairment. In order to determine the amount of the OTTI, PlainsCapital Bank evaluated the historical and projected performance of the underlying student loan collateral, the extent of the government guarantee, expenses associated with the trust that issued the securities, the expected cash flows from the transferred securities and other factors. As a result of this evaluation, PlainsCapital Bank determined that it incurred OTTI of approximately $7.5 million on auction rate bonds for the year ended December 31, 2011. The credit-related portion of the OTTI, calculated as the difference between the securities' amortized cost basis and the present value of the securities' expected future cash flows, was approximately $5.3 million and was recorded in operating results during 2011. The remaining $2.2 million of the OTTI has been recognized in other comprehensive income.

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

2. Securities (Continued)

        Information regarding securities held by PlainsCapital Bank, including those for which the credit-related portion of an OTTI has been recorded in earnings, that were in an unrealized loss position, as of December 31, 2011 and December 31, 2010 is shown in the following tables (dollars in thousands):

	As of December 31, 2011			As of December 31, 2010
	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
Available for sale
U. S. government agencies
Bonds
Unrealized loss for less than twelve months	—	$—	$—	2	$19,954	$46
Unrealized loss for more than twelve months	—	—	—	—	—	—

	—	—	—	2	19,954	46
Mortgage-backed securities
Unrealized loss for less than twelve months	—	—	—	3	7,670	473
Unrealized loss for more than twelve months	1	4,404	83	—	—	—

	1	4,404	83	3	7,670	473
Collateralized mortgage obligations
Unrealized loss for less than twelve months	15	106,887	1,083	17	232,135	2,131
Unrealized loss for more than twelve months	1	552	1	—	—	—

	16	107,439	1,084	17	232,135	2,131
States and political subdivisions
Unrealized loss for less than twelve months	3	635	13	17	20,126	1,042
Unrealized loss for more than twelve months	4	4,380	35	—	—	—

	7	5,015	48	17	20,126	1,042
Auction rate bonds
Unrealized loss for less than twelve months	—	—	—	—	—	—
Unrealized loss for more than twelve months	3	44,544	1,998	1	22,454	482

	3	44,544	1,998	1	22,454	482
Total available for sale
Unrealized loss for less than twelve months	18	107,522	1,096	39	279,885	3,692
Unrealized loss for more than twelve months	9	53,880	2,117	1	22,454	482

	27	$161,402	$3,213	40	$302,339	$4,174

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

2. Securities (Continued)

	As of December 31, 2011			As of December 31, 2010
	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
Held to maturity
U. S. government agencies
Mortgage-backed securities
Unrealized loss for less than twelve months	1	$491	$6	1	$1,577	$1
Unrealized loss for more than twelve months	—	—	—	1	495	7

	1	491	6	2	2,072	8
Collateralized mortgage obligations
Unrealized loss for less than twelve months	1	5,337	88	1	6,641	101
Unrealized loss for more than twelve months	—	—	—	—	—	—

	1	5,337	88	1	6,641	101
States and political subdivisions
Unrealized loss for less than twelve months	—	—	—	95	50,518	1,996
Unrealized loss for more than twelve months	6	2,498	10	15	5,420	501

	6	2,498	10	110	55,938	2,497
Auction rate bonds
Unrealized loss for less than twelve months	—	—	—	2	10,239	227
Unrealized loss for more than twelve months	2	10,081	199	2	23,474	5,044

	2	10,081	199	4	33,713	5,271
Total held to maturity
Unrealized loss for less than twelve months	2	5,828	94	99	68,975	2,325
Unrealized loss for more than twelve months	8	12,579	209	18	29,389	5,552

	10	$18,407	$303	117	$98,364	$7,877

        As noted above, PlainsCapital Bank has incurred OTTI on securities classified both as held to maturity and available for sale. Subject to the discussion of OTTI above, management has the intent and ability to hold the securities classified as held to maturity until they mature, at which time PlainsCapital Bank expects to receive full value for the securities. As of December 31, 2011, management does not intend to sell any of the securities classified as available for sale in the previous table and believes that it is more likely than not that PlainsCapital Bank will not have to sell any such securities before a recovery of cost. As of December 31, 2011 and 2010, the securities included in the previous table represented 22.77% and 47.59%, respectively, of the fair value of PlainsCapital Bank's securities portfolio. As of December 31, 2011 and 2010, total impairment represented 1.96% and

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

2. Securities (Continued)

3.01%, respectively, of the fair value of the underlying securities, and 0.45% and 1.43%, respectively, of the fair value of PlainsCapital Bank's securities portfolio. Management believes the other impairments detailed in the table are temporary and relate primarily to changes in interest rates and liquidity as of December 31, 2011.

        The following table provides details regarding the amounts of credit-related OTTI recognized in earnings (in thousands):

December 31, 2011
Balance at beginning of period	$—
Additions for credit-related OTTI not previously recognized	5,305

Balance at end of period	$5,305

        The amortized cost and fair value of securities, excluding trading securities, as of December 31, 2011, are shown by contractual maturity below (in thousands):

	Securities Available for Sale		Securities Held to Maturity
	Amortized Cost	Fair Value	Carrying Value	Fair Value
Due in one year or less	$915	$925	$1,822	$1,842
Due after one year through five years	12,986	13,187	3,406	3,521
Due after five years through ten years	31,290	31,417	15,522	16,307
Due after ten years	254,321	257,209	136,347	143,581

	299,512	302,738	157,097	165,251
Mortgage-backed securities	33,897	36,270	6,639	7,180
Collateralized mortgage obligations	260,878	262,078	15,974	16,305

	$594,287	$601,086	$179,710	$188,736

        For the years ended December 31, 2011, 2010, and 2009, PlainsCapital Bank received proceeds from the sale of available for sale securities of $223.5 million, $191.8 million, and $45.9 million, respectively, and realized gross gains of $1.5 million, $2.0 million, and $0.3 million, respectively. PlainsCapital Bank determines the cost of securities sold by specific identification.

        FSC realized net gains from its trading securities portfolio of $4.0 million, $1.7 million and $1.0 million for the years ended December 31, 2011, 2010 and 2011, respectively. The net gains are recorded as a component of other noninterest income.

        Securities with a carrying amount of approximately $685.9 million and $624.4 million as of December 31, 2011 and 2010, respectively (with a fair value of approximately $701.8 million and $623.6 million, respectively), were pledged to secure public and trust deposits, federal funds purchased and securities sold under agreements to repurchase, and for other purposes as required or permitted by law. In addition, PlainsCapital Bank had secured a letter of credit from the Federal Home Loan Bank

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

2. Securities (Continued)

("FHLB") in the amount of $60.0 million as of December 31, 2010 in lieu of pledging securities to secure certain public deposits.

        Mortgage-backed securities and collateralized mortgage obligations consist principally of Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC") pass-through and participation certificates. GNMA securities are guaranteed by the full faith and credit of the United States, while FNMA and FHLMC securities are fully guaranteed by those respective United States government-sponsored agencies, and conditionally guaranteed by the full faith and credit of the United States.

3. Loans and Allowance for Loan Losses

        Loans summarized by category as of December 31, 2011 and 2010, are as follows (in thousands):

	2011	2010
Commercial and industrial
Commercial	$1,473,564	$1,299,654
Lease financing	32,604	50,216
Securities (primarily margin loans)	319,895	289,351
Real estate	1,221,726	1,112,402
Construction and land development	273,949	343,920
Consumer	29,429	42,627

	3,351,167	3,138,170
Allowance for loan losses	(67,495)	(65,169)

	$3,283,672	$3,073,001

        PlainsCapital has lending policies in place with the goal of establishing an asset portfolio that will provide a return on shareholders' equity sufficient to maintain capital to assets ratios that meet or exceed established regulatory guidelines. Loans are underwritten with careful consideration of the borrower's financial condition, the specific purpose of the loan, the primary sources of repayment and any collateral pledged to secure the loan.

        Underwriting procedures address financial components based on the size or complexity of the credit. The financial components include but are not limited to current and projected global cash flows, shock analysis and/or stress testing, and trends in appropriate balance sheet and income statement ratios. Collateral analysis includes a complete description of the collateral, as well as determining values, monitoring requirements, loan to value ratios, concentration risk, appraisal requirements and other information relevant to the collateral being pledged. Guarantor analysis includes liquidity and global cash flow analysis based on the significance the guarantors are expected to serve as secondary repayment sources. PlainsCapital's underwriting standards are governed by adherence to its loan policy. The loan policy provides for specific guidelines by portfolio segment, including commercial and industrial, real estate, construction and land development, and consumer loans. Within each individual portfolio segment, permissible and impermissible loan types are explicitly outlined. Within the loan types, minimum requirements for the underwriting factors listed above are provided.

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

3. Loans and Allowance for Loan Losses (Continued)

        PlainsCapital maintains an independent loan review department that reviews credit risk in response to both external and internal factors that potentially impact the performance of either individual loans or the overall loan portfolio. The loan review process reviews the creditworthiness of borrowers and determines compliance with the loan policy. The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel. Results of these reviews are presented to management and PlainsCapital Bank's Board of Directors.

        Impaired loans exhibit a clear indication that the borrower's cash flow may not be sufficient to meet principal and interest payments, which is generally when a loan is 90 days past due unless the asset is both well secured and in the process of collection. Impaired loans include non-accrual loans, troubled debt restructurings ("TDRs") and partially charged-off loans. Impaired loans as of December 31, 2011 and 2010 are summarized by class in the following tables (in thousands):

	Unpaid Contractual Principal Balance	Recorded Investment with No Allowance	Recorded Investment with Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment
As of December 31, 2011
Commercial and industrial
Secured by receivables	$13,991	$11,037	$1,869	$12,906	$392	$14,275
Secured by equipment	263	263	—	263	—	569
Unsecured	6,753	192	2,561	2,753	837	1,431
Lease financing	1,561	1,561	—	1,561	—	3,795
All other commercial and industrial	2,848	1,963	885	2,848	—	5,384
Real estate
Secured by commercial properties	32,888	16,547	12,035	28,582	2,664	22,570
Secured by residential properties	10,812	9,519	—	9,519	—	9,720
Construction and land development
Residential construction loans	1,662	1,662	—	1,662	—	1,747
Commercial construction loans and land development	28,547	6,690	17,920	24,610	4,894	41,064
Consumer	—	—	—	—	—	18

	$99,325	$49,434	$35,270	$84,704	$8,787	$100,573

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

3. Loans and Allowance for Loan Losses (Continued)

	Unpaid Contractual Principal Balance	Recorded Investment with No Allowance	Recorded Investment with Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment
As of December 31, 2010
Commercial and industrial
Secured by receivables	$24,036	$11,301	$4,343	$15,644	$2,089	$29,670
Secured by equipment	3,290	638	237	875	57	2,783
Unsecured	4,148	109	—	109	—	227
Lease financing	6,028	6,028	—	6,028	—	5,607
All other commercial and industrial	7,920	4,811	3,109	7,920	2,507	13,989
Real estate
Secured by commercial properties	19,039	16,427	130	16,557	1	8,417
Secured by residential properties	10,420	6,840	3,080	9,920	417	9,472
Construction and land development
Residential construction loans	1,831	1,831	—	1,831	—	1,094
Commercial construction loans and land development	70,801	36,430	21,087	57,517	3,724	33,728
Consumer	35	35	—	35	—	1

	$147,548	$84,450	$31,986	$116,436	$8,795	$104,988

        Interest income recorded on accruing impaired loans was approximately $ 0.5 million and $1.9 million for the years ended December 31, 2011 and 2010, respectively. Interest income recorded on non-accrual loans in 2011, 2010 and 2009 was nominal. As of December 31, 2011, PlainsCapital had no unadvanced commitments to borrowers whose loans have been restructured in troubled debt restructurings.

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

3. Loans and Allowance for Loan Losses (Continued)

        Non-accrual loans as of December 31, 2011 and 2010 are summarized by class in the following table (in thousands):

	2011	2010
Commercial and industrial
Secured by receivables	$12,707	$7,580
Secured by equipment	263	875
Unsecured	2,720	64
Lease financing	1,561	6,028
All other commercial and industrial	1,000	3,740
Real estate
Secured by commercial properties	26,611	4,426
Secured by residential properties	4,612	3,609
Construction and land development
Residential construction loans	1,465	199
Commercial construction loans and land development	24,376	57,423
Consumer	—	27

	$75,315	$83,971

        The average aggregate balance of non-accrual loans in 2009 was approximately $55.4 million.

        PlainsCapital classifies loan modifications as TDRs when it concludes that it has both granted a concession to a debtor and that the debtor is experiencing financial difficulties. Loan modifications are typically structured to create affordable payments for the debtor and can be achieved in a variety of ways. PlainsCapital modifies loans by reducing interest rates and/or lengthening loan amortization schedules. PlainsCapital also reconfigures a single loan into two or more loans ("A/B Note"). The typical A/B Note restructure results in a "bad" loan which is charged off and a "good" loan or loans the terms of which comply with PlainsCapital Bank's customary underwriting policies. The debt charged off on the "bad" loan is not forgiven to the debtor.

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

3. Loans and Allowance for Loan Losses (Continued)

        For the year ended December 31, 2011, information regarding TDRs granted is shown in the following table (in thousands):

	Recorded Investment in Loans Modified by
	A/B Note	Interest Rate Adjustment	Payment Term Extension	Total Modifications
Year Ended December 31, 2011
Commercial and industrial
Secured by receivables	$—	$—	$—	$—
Secured by equipment	—	—	—	—
Unsecured	—	—	2,561	2,561
Lease financing	—	—	—	—
All other commercial and industrial	241	—	1,606	1,847
Real estate	—	—	—	—
Secured by commercial properties	—	—	—	—
Secured by residential properties	200	645	775	1,620
Construction and land development	—	—	—	—
Residential construction loans	—	—	—	—
Commercial construction loans and land development	234	—	—	234
Consumer	—	—	—	—

	$675	$645	$4,942	$6,262

        The reduction in interest income over the remaining contractual life of TDRs granted during the year ended December 31, 2011 was not significant. None of the TDR's granted during the twelve months preceding December 31, 2011 had a payment that was at least 30 days past due in the year ended December 31, 2011.

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

3. Loans and Allowance for Loan Losses (Continued)

        An analysis of the aging of PlainsCapital's loan portfolio as of December 31, 2011 and 2010 is shown in the following table (in thousands):

	Loans Past Due 30 - 89 Days	Loans Past Due 90 Days or More	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans Past Due 90 Days or More
As of December 31, 2011
Commercial and industrial
Secured by receivables	$2,168	$7,961	$10,129	$685,075	$695,204	$—
Secured by equipment	1,151	218	1,369	133,290	134,659	—
Unsecured	34	8	42	113,481	113,523	—
Lease financing	2,965	1,561	4,526	28,078	32,604	—
All other commercial and industrial	5,119	968	6,087	843,986	850,073	—
Real estate
Secured by commercial properties	531	19,105	19,636	921,613	941,249	—
Secured by residential properties	3,604	3,924	7,528	272,949	280,477	—
Construction and land development
Residential construction loans	1,745	—	1,745	46,810	48,555	—
Commercial construction loans and land development	43	24,164	24,207	201,187	225,394	—
Consumer	79	—	79	29,350	29,429	—

	$17,439	$57,909	$75,348	$3,275,819	$3,351,167	$—

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

3. Loans and Allowance for Loan Losses (Continued)

	Loans Past Due 30 - 89 Days	Loans Past Due 90 Days or More	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans Past Due 90 Days or More
As of December 31, 2010
Commercial and industrial
Secured by receivables	$3,630	$3,655	$7,285	$648,856	$656,141	$—
Secured by equipment	1,092	287	1,379	121,011	122,390	—
Unsecured	15	—	15	92,812	92,827	—
Lease financing	2,204	5,343	7,547	42,669	50,216	71
All other commercial and industrial	265	2,778	3,043	714,604	717,647	—
Real estate
Secured by commercial properties	5,834	1,768	7,602	862,521	870,123	395
Secured by residential properties	4,017	1,286	5,303	236,976	242,279	—
Construction and land development
Residential construction loans	23	—	23	55,414	55,437	—
Commercial construction loans and land development	8,492	21,433	29,925	258,558	288,483	—
Consumer	149	—	149	42,478	42,627	—

	$25,721	$36,550	$62,271	$3,075,899	$3,138,170	$466

        Management tracks credit quality trends on a quarterly basis related to: (i) past due levels, (ii) non-performing asset levels, (iii) classified loan levels, (iv) net charge-offs, and (v) general economic conditions in the state and local markets.

        PlainsCapital utilizes a risk grading matrix to assign a risk grade to each of the loans in its portfolio. A risk rating is assigned based on an assessment of the borrower's management, collateral position, financial capacity, and economic factors. The general characteristics of the various risk grades are described below.

        Pass—"Pass" loans present a range of acceptable risks to PlainsCapital Bank. Loans that would be considered virtually risk-free are rated Pass—low risk. Loans that exhibit sound standards based on the grading factors above and present a reasonable risk to PlainsCapital Bank are rated Pass—normal risk. Loans that exhibit a minor weakness in one or more of the grading criteria but still present an acceptable risk to PlainsCapital Bank are rated Pass—high risk.

        Special Mention—A "Special Mention" asset has potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in a deterioration of the repayment prospects for the asset and weaken PlainsCapital Bank's credit position at some future date.

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

3. Loans and Allowance for Loan Losses (Continued)

Special Mention assets are not adversely classified and do not expose PlainsCapital Bank to sufficient risk to require adverse classification.

        Substandard—"Substandard" loans are inadequately protected by the current sound worth and paying capacity of the obligor or the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that PlainsCapital Bank will sustain some loss if the deficiencies are not corrected. Many substandard loans are considered impaired.

        The following tables present the internal risk grades of loans, as previously described, in the portfolio as of December 31, 2011 and 2010 by class (in thousands):

	Pass	Special Mention	Substandard	Total
As of December 31, 2011
Commercial and industrial
Secured by receivables	$661,269	$1,501	$32,434	$695,204
Secured by equipment	132,344	—	2,315	134,659
Unsecured	110,287	—	3,236	113,523
Lease financing	28,530	—	4,074	32,604
All other commercial and industrial	826,138	241	23,694	850,073
Real estate
Secured by commercial properties	908,267	272	32,710	941,249
Secured by residential properties	271,533	544	8,400	280,477
Construction and land development
Residential construction loans	47,090	—	1,465	48,555
Commercial construction loans and land development	194,664	2,736	27,994	225,394
Consumer	29,429	—	—	29,429

	$3,209,551	$5,294	$136,322	$3,351,167

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

3. Loans and Allowance for Loan Losses (Continued)

	Pass	Special Mention	Substandard	Total
As of December 31, 2010
Commercial and industrial
Secured by receivables	$628,464	$11,636	$16,041	$656,141
Secured by equipment	119,948	321	2,121	122,390
Unsecured	91,654	—	1,173	92,827
Lease financing	42,285	—	7,931	50,216
All other commercial and industrial	697,938	16,223	3,486	717,647
Real estate
Secured by commercial properties	834,940	13,078	22,105	870,123
Secured by residential properties	229,503	897	11,879	242,279
Construction and land development
Residential construction loans	55,029	209	199	55,437
Commercial construction loans and land development	222,046	1,205	65,232	288,483
Consumer	42,536	40	51	42,627

	$2,964,343	$43,609	$130,218	$3,138,170

        Net investment in lease financing as of December 31, 2011 and 2010 is shown in the following table (in thousands):

	2011	2010
Future minimum lease payments	$33,565	$53,178
Unguaranteed residual value	136	139
Guaranteed residual value	2,333	2,096
Initial direct costs, net of amortization	79	166
Unearned income	(3,509)	(5,363)

	$32,604	$50,216

        PlainsCapital expects to receive future minimum lease payments as follows (in thousands).

2012	$15,782
2013	9,864
2014	4,043
2015	2,219
2016	1,451
Thereafter	206

$33,565

        The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management's best estimate of probable losses inherent in the existing portfolio of loans. Management has responsibility for determining the level of the allowance for loan

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

3. Loans and Allowance for Loan Losses (Continued)

losses, subject to review by the Audit Committee of PlainsCapital's Board of Directors and the Directors' Loan Review Committee of PlainsCapital Bank's Board of Directors.

        It is management's responsibility at the end of each quarter, or more frequently as deemed necessary, to analyze the level of the allowance for loan losses to ensure that it is appropriate for the estimated credit losses in the portfolio consistent with the Interagency Policy Statement on the Allowance for Loan and Lease Losses and the Receivables and Contingencies Topics of the ASC. Estimated credit losses are the probable current amount of loans that PlainsCapital will be unable to collect given facts and circumstances as of the evaluation date. When management determines that a loan or portion thereof, is uncollectible, the loan, or portion thereof, is charged off against the allowance for loan losses. Any subsequent recovery of charged-off loans is added back to the allowance for loan losses.

        PlainsCapital has developed a methodology that seeks to determine an allowance within the scope of the Receivables and Contingencies Topics of the ASC. Each of the loans that has been determined to be impaired is within the scope of the Receivables Topic and is individually evaluated for impairment using one of three impairment measurement methods as of the evaluation date: (1) the present value of expected future discounted cash flows on the loan, (2) the loan's observable market price, or (3) the fair value of the collateral if the loan is collateral dependent. Specific reserves are provided in PlainsCapital's estimate of the allowance based on the measurement of impairment under these three methods, except for collateral dependent loans, which require the fair value method. All non-impaired loans are within the scope of the Contingencies Topic. Estimates of loss for the Contingencies Topic are calculated based on historical loss experience by loan portfolio segment adjusted for changes in trends, conditions, and other relevant factors that affect repayment of loans as of the evaluation date. While historical loss experience provides a reasonable starting point for the analysis, historical losses, or recent trends in losses, are not the sole basis upon which to determine the appropriate level for the allowance for loan losses. Management considers recent qualitative or environmental factors that are likely to cause estimated credit losses associated with the existing portfolio to differ from historical loss experience, including but not limited to: changes in lending policies and procedures; changes in underwriting standards; changes in economic and business conditions and developments that affect the collectibility of the portfolio; the condition of various market segments; changes in the nature and volume of the portfolio and in the terms of loans; changes in lending management and staff; changes in the volume and severity of past due loans, the volume of non-accrual loans, and the volume and severity of adversely classified or graded loans; changes in the loan review system; changes in the value of underlying collateral for collateral-dependent loans; and any concentrations of credit and changes in the level of such concentrations.

        PlainsCapital designs its loan review program to identify and monitor problem loans by maintaining a credit grading process, ensuring that timely and appropriate changes are made to the loans with assigned risk grades and coordinating the delivery of the information necessary to assess the appropriateness of the allowance for loan losses. Loans are evaluated for impairment when: (i) payments on the loan are delayed, typically by 90 days or more (unless the loan is both well secured and in the process of collection), (ii) the loan becomes classified, (iii) the loan is being reviewed in the normal course of the loan review scope, or (iv) the loan is identified by the servicing officer as a problem. PlainsCapital reviews on an individual basis all loan relationships over $0.5 million that exhibit

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

3. Loans and Allowance for Loan Losses (Continued)

probable or observed credit weaknesses, the top 25 loan relationships by dollar amount in each market PlainsCapital serves, and additional relationships necessary to achieve adequate coverage of PlainsCapital's various lending markets.

        Homogeneous loans, such as consumer installment loans, residential mortgage loans and home equity loans, are not individually reviewed and are generally risk graded at the same levels. The risk grade and reserves are established for each homogeneous pool of loans based on the expected net charge-offs from current trends in delinquencies, losses or historical experience and general economic conditions. As of December 31, 2011, PlainsCapital had no material delinquencies in these types of loans.

        The allowance is subject to regulatory examinations and determinations as to appropriateness, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance.

        Changes in the allowance for loan losses, distributed by portfolio segment, were as follows (in thousands):

	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Total
Year Ended December 31, 2011
Balance at beginning of period	$41,687	$11,732	$11,227	$523	$65,169
Provision charged to operations	2,600	8,508	10,713	(64)	21,757
Loans charged off	(9,978)	(4,817)	(8,877)	(233)	(23,905)
Recoveries on charged off loans	3,887	280	205	102	4,474

Balance at end of period	$38,196	$15,703	$13,268	$328	$67,495

        Changes in the allowance for loan losses for the years ended December 31, 2010 and 2009 were as follows (in thousands):

	2010	2009
Balance at beginning of period	$52,092	$40,672
Provision charged to operations	83,226	66,673
Loans charged off	(71,949)	(56,337)
Recoveries on charged off loans	1,800	1,084

Balance at end of period	$65,169	$52,092

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

3. Loans and Allowance for Loan Losses (Continued)

        As of December 31, 2011 and 2010, the loan portfolio was distributed by portfolio segment and impairment methodology as shown below (in thousands):

	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Total
As of December 31, 2011
Loans individually evaluated for impairment	$20,331	$38,101	$26,272	$—	$84,704
Loans collectively evaluated for impairment	1,805,732	1,183,625	247,677	29,429	3,266,463

	$1,826,063	$1,221,726	$273,949	$29,429	$3,351,167

	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Total
As of December 31, 2010
Loans individually evaluated for impairment	$30,576	$26,477	$59,348	$35	$116,436
Loans collectively evaluated for impairment	1,608,645	1,085,925	284,572	42,592	3,021,734

	$1,639,221	$1,112,402	$343,920	$42,627	$3,138,170

        As of December 31, 2011 and 2010, the allowance for loan losses was distributed by portfolio segment and impairment methodology as shown below (in thousands):

	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Total
As of December 31, 2011
Loans individually evaluated for impairment	$1,229	$2,664	$4,894	$—	$8,787
Loans collectively evaluated for impairment	36,967	13,039	8,374	328	58,708

	$38,196	$15,703	$13,268	$328	$67,495

	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Unallocated
As of December 31, 2010
Loans individually evaluated for impairment	$4,654	$417	$3,724	$—	$8,795
Loans collectively evaluated for impairment	37,033	11,315	7,503	523	56,374

	$41,687	$11,732	$11,227	$523	$65,169

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

3. Loans and Allowance for Loan Losses (Continued)

        Net (charge-offs)/recoveries by portfolio segment for the years ended December 31, 2011 and 2010 are shown in the following table (in thousands):

	2011	2010
Commercial and industrial	$(6,091)	$(42,114)
Real estate	(4,537)	(9,270)
Construction and land development	(8,672)	(18,594)
Consumer	(131)	(171)

	$(19,431)	$(70,149)

4. Premises and Equipment

        The cost and accumulated depreciation and amortization of premises and equipment as of December 31, 2011 and 2010, respectively, are summarized as follows (in thousands):

	2011	2010
Land and premises	$81,261	$65,386
Furniture and equipment	106,140	99,895

	187,401	165,281
Less accumulated depreciation and amortization	(94,495)	(85,098)

	$92,906	$80,183

        The amounts shown above include assets recorded under capital leases of $10.8 million and $10.7 million, net of accumulated amortization of $3.3 million and $2.6 million as of December 31, 2011 and 2010, respectively.

        Occupancy expense was reduced by rental income of approximately $1.3 million, $0.5 million and $0.5 million in 2011, 2010 and 2009, respectively. Depreciation and amortization expense on premises and equipment, which includes amortization of capital leases, amounted to $16.6 million, $15.2 million and $11.9 million in 2011, 2010 and 2009, respectively.

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

5. Goodwill and Other Intangible Assets

        The carrying amount of goodwill was $35.9 million as of December 31, 2011 and 2010.

        Other intangible assets as of December 31, 2011, were as follows (in thousands):

	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets
Customer relationships	$15,523	$(4,989)	$10,534
Technology	1,160	(1,160)	—
Trademark	1,150	(345)	805
Core deposits	520	(520)	—
Noncompete agreements	90	(44)	46

	$18,443	$(7,058)	$11,385

        Other intangible assets as of December 31, 2010, were as follows (in thousands):

	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets
Customer relationships	$15,523	$(3,445)	$12,078
Technology	1,160	(774)	386
Trademark	1,150	(230)	920
Core deposits	520	(520)	—
Noncompete agreements	90	(33)	57

	$18,443	$(5,002)	$13,441

        Other intangible assets are amortized over their estimated lives, which range from 3 to 15 years. Certain First Southwest intangibles, including customer relationships, are being amortized on an accelerated basis over a 15-year period. Amortization expense related to intangible assets for the years ended December 31, 2011, 2010 and 2009 was approximately $2.1 million, $2.2 million and $1.5 million, respectively. The estimated aggregate future amortization expense for intangible assets remaining as of December 31, 2011, is as follows (in thousands):

2012	$1,550
2013	1,427
2014	1,305
2015	1,192
2016	1,076
Thereafter	4,835

$11,385

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

6. Deposits

        Deposits as of December 31, 2011 and 2010 are summarized as follows (in thousands):

	2011	2010
Noninterest-bearing demand	$328,858	$256,372
Interest-bearing:
NOW accounts	117,395	61,800
Money market	2,090,172	1,416,816
Brokered—money market	224,925	374,972
Demand	53,650	71,547
Savings	171,088	167,398
In foreign branches	—	132,131
Time—$100,000 and over	840,837	817,956
Time—other	216,836	218,163
Brokered—time	202,445	401,304

	$4,246,206	$3,918,459

        As of December 31, 2011, the scheduled maturities of interest-bearing time deposits are as follows (in thousands):

2012	$860,163
2013	204,167
2014	110,931
2015	9,913
2016 and thereafter	74,944

$1,260,118

7. Short-term Borrowings

        Short-term borrowings as of December 31, 2011 and 2010 were as follows (in thousands):

	2011	2010
Federal funds purchased	$211,025	$134,675
Securities sold under agreements to repurchase	134,114	304,207
Federal Home Loan Bank (FHLB) notes	50,000	100,000
Treasury tax and loan note option account	—	3,002
Short-term bank loans	81,300	40,250

	$476,439	$582,134

        Federal funds purchased and securities sold under agreements to repurchase generally mature daily, on demand, or on some other short-term basis. PlainsCapital Bank and FSC execute transactions to sell securities under agreements to repurchase with both customers and broker-dealers. Securities involved in these transactions are held by PlainsCapital Bank, FSC or the dealer. Information concerning federal funds purchased and securities sold under agreements to repurchase for the years

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

7. Short-term Borrowings (Continued)

ended December 31, 2011, 2010 and 2009 is shown in the following table (dollar amounts in thousands):

	2011	2010	2009
Average balance during the year	$400,261	$260,540	$214,945
Average interest rate during the year	0.25%	0.22%	0.36%
Maximum month-end balance during the year	$520,004	$438,882	$332,989
Average interest rate at year-end	0.20%	0.23%	0.21%
Securities underlying the agreements at year-end
Carrying value	$95,993	$276,284	$65,838
Estimated fair value	$142,866	$336,317	$67,075

        The estimated fair value of securities underlying repurchase agreements above includes approximately $46.8 million of securities owned by FSC customers and pledged to FSC as collateral for margin loans as of December 31, 2011. FSC is permitted to sell or re-pledge customer securities held as collateral for margin loans under the terms of the margin loan agreements between FSC and its customers.

        FHLB notes mature over terms not exceeding 365 days and are secured by FHLB Dallas stock, nonspecified real estate loans and certain specific commercial real estate loans. As of December 31, 2011, PlainsCapital Bank had available collateral of $1.1 billion, substantially all of which was blanket collateral. Other information regarding FHLB notes for the years ended December 31, 2011, 2010 and 2009 is shown in the following table (dollar amounts in thousands):

	2011	2010	2009
Average balance during the year	$25,178	$202,945	$218,356
Average interest rate during the year	0.35%	0.61%	0.63%
Maximum month-end balance during the year	$50,000	$350,000	$375,000
Average interest rate at year-end	0.10%	0.43%	0.75%

        FSC uses short-term bank loans periodically to finance securities owned, customers' margin accounts and underwriting activities. Interest on the borrowings varies with the federal funds rate. The weighted average interest rate on the borrowings as of December 31, 2011 and 2010 were 1.33% and 1.50%, respectively.

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

8. Notes Payable

        Notes payable as of December 31, 2011 and 2010, consisted of the following (in thousands):

	December 31, 2011	December 31, 2010
Term note with JPMorgan Chase, due July 31, 2012. Principal payments of $0.9 million and interest are payable quarterly.	$15,930	$17,700
Revolving credit line with JPMorgan Chase not to exceed $5.0 million. Facility matures July 31, 2012 with interest payable quarterly.	5,000	1,000
Term note with JPMorgan Chase, due July 31, 2011. Principal payments of $1.9 million and interest are payable quarterly.	—	5,738
Term note with JPMorgan Chase, due July 31, 2012. Principal payments of $0.5 million and interest are payable semi-annually.	2,500	3,000
Term note with JPMorgan Chase, due October 27, 2015. Principal payments of $25,000 and interest are payable quarterly.	450	500
Subordinated note with JPMorgan Chase, not to exceed $20 million. Facility matures October 27, 2015 with principal payments of $1.0 million and interest payable quarterly.	18,000	20,000
First Southwest nonrecourse notes, due January 25, 2035 with interest payable quarterly.	13,086	15,838

	$54,966	$63,776

        The agreements underlying the JPMorgan Chase Bank, N.A. debt include certain restrictive covenants, including limitations on the ability to incur additional debt, limitations on the disposition of assets and requirements to maintain various financial ratios, including a non-performing asset ratio, at acceptable levels.

        In July 2011, PlainsCapital made the final payment of $1.9 million on its term note with JPMorgan Chase Bank, N.A. that was scheduled to mature on July 31, 2011.

        The previous table reflects July 2011 amendments ("July 2011 Amendments") to loan agreements between PlainsCapital and JPMorgan Chase Bank, N.A. governing PlainsCapital's existing line of credit and term notes. The July 2011 Amendments converted PlainsCapital's $17.7 million revolving line of credit to a term note, extended the maturity of PlainsCapital's remaining line of credit and term notes expiring July 31, 2011 to July 31, 2012 and, where applicable, decreased the acceptable non-performing asset ratio for PlainsCapital Bank from 4.50% to 4.00%, effective beginning September 30, 2011. As of December 31, 2011, PlainsCapital Bank's non-performing asset ratio was in compliance with the non-performing asset ratio covenant.

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

8. Notes Payable (Continued)

        The revolving credit facility maturing in July 2012 and the term notes due July 2012 and October 2015 bear interest at LIBOR plus 2.75%. The weighted-average rate on those borrowings was 3.18% as of December 31, 2011. These debt instruments are collateralized by the outstanding stock of PlainsCapital Bank.

        Advances under the subordinated note maturing in October 2015 bear interest at LIBOR plus 5.00%. The subordinated note is not collateralized. The rate on each of the outstanding advances under the subordinated note as of December 31, 2011 was 5.37%.

        In 2005, First Southwest participated in a monetization of future cash flows from the Fee Award totaling $95.3 million from several tobacco companies owed to a law firm under a settlement agreement. In connection with the transaction, a special purpose entity that is consolidated with First Southwest issued $30.3 million of nonrecourse notes to finance the purchase of the Fee Award, to establish a reserve account and to fund issuance costs. Cash flows from the settlement are the sole source of payment for the notes. The notes carry an interest rate of 8.58% that can increase to 10.08% under certain credit conditions.

        Scheduled maturities for notes payable outstanding as of December 31, 2011, are as follows (in thousands):

	PlainsCapital
	JPMorgan Chase Revolving Lines	JPMorgan Chase Subordinated and Term Notes	Nonrecourse Notes	Total
2012	$5,000	$22,530	$—	$27,530
2013	—	4,100	—	4,100
2014	—	4,100	—	4,100
2015	—	6,150	—	6,150
2016 and thereafter	—	—	13,086	13,086

	$5,000	$36,880	$13,086	$54,966

9. Junior Subordinated Debentures and Trust Preferred Securities

        PlainsCapital has four statutory Trusts, three of which were formed under the laws of the state of Connecticut and the fourth, PCC Statutory Trust IV, which was formed under the laws of the state of Delaware. The Trusts were created for the sole purpose of issuing and selling preferred securities and common securities, using the resulting proceeds to acquire junior subordinated debentures issued by PlainsCapital (the "Debentures"). Accordingly, the Debentures are the sole assets of the Trusts, and payments under the Debentures are the sole revenue of the Trusts. All of the common securities are owned by PlainsCapital; however, PlainsCapital is not the primary beneficiary of the Trusts. Accordingly, the Trusts are not included in PlainsCapital's consolidated financial statements.

        The Trusts have issued $65,000,000 of floating rate preferred securities and $2,012,000 of common securities and have invested the proceeds from the securities in floating rate Debentures of

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

9. Junior Subordinated Debentures and Trust Preferred Securities (Continued)

PlainsCapital. Information regarding the PlainsCapital Debentures is shown in the following table (amounts in thousands):

Investor	Issue Date	Amount
PCC Statutory Trust I	July 31, 2001	$18,042
PCC Statutory Trust II	March 26, 2003	$18,042
PCC Statutory Trust III	September 17, 2003	$15,464
PCC Statutory Trust IV	February 22, 2008	$15,464

        The stated term of the Debentures is 30 years with interest payable quarterly. The rate on the Debentures, which resets quarterly, is 3-month LIBOR plus an average spread of 3.22%. The total average interest rate as of December 31, 2011 was 3.75%. The term, rate and other features of the preferred securities are the same as the Debentures. PlainsCapital's obligations under the Debentures and related documents, taken together, constitute a full and unconditional guarantee of the Trust's obligations under the preferred securities.

10. Income Taxes

        The income tax provision for 2011, 2010 and 2009 includes the following components (in thousands):

	2011	2010	2009
Current provision
Federal	$25,794	$32,149	$13,645
State	2,260	1,363	(45)

Total current provision	28,054	33,512	13,600
Deferred income taxes
Federal	2,300	(17,957)	1,255
State	(286)	(143)	—

	2,014	(18,100)	1,255

	$30,068	$15,412	$14,855

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

10. Income Taxes (Continued)

        The differences between income taxes computed using the statutory federal income tax rate and that shown in the consolidated statement of income for 2011, 2010 and 2009 are summarized as follows (in thousands):

	2011	2010	2009
Computed tax at federal statutory rate	$29,720	$17,014	$16,241
Increase (decrease) in taxes resulting from:
Life insurance	(137)	(280)	(151)
Tax-exempt income, net	(2,993)	(2,529)	(2,258)
State income taxes	1,283	1,363	(45)
Nondeductible compensation	1,409	991	474
Cumulative deferred tax benefit	—	(2,060)	—
Miscellaneous items	786	913	594

	$30,068	$15,412	$14,855

        The 2010 cumulative deferred tax benefit shown above resulted from reconciling and adjusting PlainsCapital's deferred tax accounts to cumulative book-tax basis differences in various assets and liabilities. The tax benefit related primarily to PlainsCapital's lease financing business. The effects of the total benefit primarily related to years prior to 2008 and were not material to the financial position, results of operations or cash flows of PlainsCapital in any previously reported period.

        PlainsCapital files income tax returns in the U.S. federal jurisdiction and several U.S. state jurisdictions. PlainsCapital is no longer subject to U.S. federal income tax examinations by tax authorities for years before 2008. PlainsCapital is currently under examination for the 2009 tax year by the U.S. federal income tax authorities. PlainsCapital does not anticipate any material adjustments to result from this examination. PlainsCapital does not anticipate any significant liabilities for uncertain tax positions to arise in the next twelve months.

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

10. Income Taxes (Continued)

        The components of the net deferred tax asset included in other assets as of December 31, 2011 and 2010 are summarized as follows (in thousands):

	2011	2010
Deferred tax assets
Allowance for loan losses	$24,249	$22,809
Compensation and benefits	7,721	4,845
Indemnification agreements	3,655	3,464
Non-accrual loan interest	866	2,557
Loan fees	1,192	672
Franchise tax credit	1,031	1,031
Net other comprehensive income	—	153
Partnership investments	2,144	1,358
Foreclosed property	2,328	607
Other	2,775	4,244

	45,961	41,740
Deferred tax liabilities
Premises and equipment	(9,283)	(6,430)
Leases	(578)	(1,511)
Intangible assets	(4,128)	(4,704)
Derivatives	(9,229)	(4,975)
Net other comprehensive income	(2,543)	—
Other	(790)	—

	(26,551)	(17,620)

Net deferred tax assets before valuation allowance for deferred tax assets	19,410	24,120
Valuation allowance for deferred tax assets	—	—

Net deferred tax assets	$19,410	$24,120

11. Employee Benefits

        PlainsCapital and its subsidiaries have benefit plans that provide for elective deferrals by employees under Section 401(k) of the Code. Employee contributions are determined by the level of employee participation and related salary levels per Internal Revenue Service regulations. PlainsCapital and its subsidiaries match a portion of employee contributions to the plan based on the level of normal operating earnings and the amount of eligible employees' contributions and salaries. The amount charged to operating expense for this matching contribution totaled $4.3 million in 2011, $3.7 million in 2010 and $2.7 million in 2009.

        In September 2004, PlainsCapital established the PlainsCapital Corporation Employee Stock Ownership Plan (the "ESOP"). Employees of PlainsCapital are eligible to participate in the ESOP, and employees of PlainsCapital's subsidiaries are also eligible to participate if their respective subsidiary has

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

11. Employee Benefits (Continued)

elected to participate. Contributions by participating employers to the ESOP are discretionary. The ESOP may borrow money to purchase shares of PlainsCapital. As contributions are made to the ESOP, and any debt is repaid, shares are released for allocation to participant accounts on a pro rata basis to the repayment of associated debt.

        As of December 31, 2011, the ESOP owned 1,613,019 shares of PlainsCapital stock, including 190,253 shares that are unearned. The estimated fair value of the unearned shares was $2.6 million ($14.00 per share, based on the most recent ESOP valuation as of December 31, 2011). As of December 31, 2010, the ESOP owned 1,632,635 shares of PlainsCapital stock, including 232,381 shares that were unearned. The estimated fair value of the unearned shares as of December 31, 2010 was $2.8 million ($11.87 per share, based on the ESOP valuation as of December 31, 2010).

        Interest expense on ESOP debt was $0.1 million for each of the years ended December 31, 2011, 2010 and 2009, respectively. PlainsCapital and its participating subsidiaries contributed $1.6 million, $1.6 million and $1.5 million to the ESOP for the years ended December 31, 2011, 2010 and 2009, respectively. PlainsCapital charges these contributions to noninterest expense.

        PlainsCapital Bank has a Supplemental Executive Pension Plan to provide additional benefits for certain key officers, which was adopted in 2001. Pursuant to the plan, PlainsCapital Bank is obligated to pay each participant or his beneficiaries a lump sum at such participant's retirement, death or disability. The estimated cost of the plan is being accrued over the period of active employment of the participants. As of December 31, 2011 and 2010, $11.4 million and $9.0 million, respectively, had been accrued as a liability for benefits payable under the plan. The amount charged to operations in 2011, 2010 and 2009 was $2.6 million, $2.1 million and $0.7 million, respectively. Benefit accruals are funded annually in a Rabbi Trust in the first quarter following year-end. The assets of the Rabbi Trust consist primarily of marketable equity securities. As of December 31, 2011 and 2010, the assets of the Rabbi Trust are included in other assets at a fair value of $7.3 million and $6.7 million, respectively.

        PlainsCapital Bank purchased $15.0 million of flexible premium universal life insurance in 2001 to help finance the annual expense incurred in providing various employee benefits. As of December 31, 2011 and 2010, the carrying value of the policies included in other assets was $22.1 million and $21.4 million, respectively. For the years ended December 31, 2011, 2010 and 2009, PlainsCapital Bank recorded income of $0.7 million, $1.0 million, and $0.7 million related to the policies that was reported in other noninterest income.

12. Related Party Transactions

        In the ordinary course of business, PlainsCapital Bank has granted loans to certain directors, executive officers and their affiliates (collectively referred to as related parties) totaling $28.6 million as of December 31, 2011 and $8.7 million as of December 31, 2010. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unaffiliated persons and do not involve more than normal risk of collectibility. For such loans during 2011, total principal additions were $27.1 million and total principal payments were $7.2 million.

        As of December 31, 2011 and 2010, PlainsCapital Bank held deposits of related parties of approximately $290.9 million and $98.7 million, respectively.

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

12. Related Party Transactions (Continued)

        A related party is the lessor in an operating lease with PlainsCapital Bank. PlainsCapital Bank's minimum payment under the lease is $0.5 million annually through 2028, for an aggregate remaining obligation of $8.5 million.

        PlainsCapital Bank purchases loans from a company for which a related party serves as a director, president and chief executive officer. Loan purchases were approximately $0.7 million for the year ended December 31, 2011. The loans were purchased with recourse to the company in the ordinary course of business and the related party had no direct financial interest in the transactions.

        PlainsCapital Equity, LLC is a limited partner in certain limited partnerships that have received loans from PlainsCapital Bank. PlainsCapital Bank made those loans in the normal course of business, using underwriting standards and offering terms that are substantially the same as those used or offered to non-affiliated borrowers. As of December 31, 2011 and 2010, PlainsCapital Bank had outstanding loans of approximately $3.5 million and $6.3 million to limited partnerships in which PlainsCapital Equity, LLC had a limited partnership interest. The investment of PlainsCapital Equity, LLC in these limited partnerships was $1.0 million and $1.2 million as of December 31, 2011 and 2010, respectively.

13. Commitments and Contingencies

        PlainsCapital Bank acts as agent on behalf of certain correspondent banks in the purchase and sale of federal funds that aggregated $33.0 million and $0.5 million as of December 31, 2011 and 2010, respectively.

Legal Matters

        In November 2006, FSC received subpoenas from the SEC and the United States Department of Justice (the "DOJ") in connection with an investigation of possible antitrust and securities law violations, including bid-rigging, in the procurement of guaranteed investment contracts and other investment products for the reinvestment of bond proceeds by municipalities. The investigation is industry-wide and includes approximately 30 or more firms, including some of the largest U.S. investment firms.

        As a result of these SEC and DOJ investigations into industry-wide practices, FSC was initially named as a co-defendant in cases filed in several different federal courts by various state and local governmental entities suing on behalf of themselves and a purported class of similarly situated governmental entities and a similar set of lawsuits filed by various California local governmental entities suing on behalf of themselves and a purported class of similarly situated governmental entities. All claims asserted against FSC in these purported class actions were subsequently dismissed. However, the plaintiffs in these purported class actions have filed amended complaints against other entities, and FSC is identified in these complaints not as a defendant, but as an alleged co-conspirator with the named defendants.

        Additionally, as a result of these SEC and DOJ investigations into industry-wide practices, FSC has been named as a defendant in 20 individual lawsuits. These lawsuits have been brought by several California public entities and two New York non-profit corporations that do not seek to certify a class. The Judicial Panel on Multidistrict Litigation has transferred these cases to the United States District Court, Southern District of New York. The California plaintiffs allege violations of Section 1 of the

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

13. Commitments and Contingencies (Continued)

Sherman Act and the California Cartwright Act. The New York plaintiffs allege violations of Section 1 of the Sherman Act and the New York Donnelly Act. The allegations against FSC are very limited in scope. FSC has filed answers in each of the twenty lawsuits denying the allegations and asserting several affirmative defenses. FSC intends to defend itself vigorously in these individual actions. The relief sought is unspecified monetary damages.

        PlainsCapital and its subsidiaries are defendants in various other legal matters arising in the normal course of business. Management believes that the ultimate liability, if any, arising from these matters, and the matters discussed above will not materially affect the consolidated financial statements.

Other Contingencies

        PlainsCapital and its subsidiaries have entered into employment contracts with certain executive officers. The contracts provide for minimum annual salaries and additional compensation in the form of bonuses based on performance. The contracts originated at various dates, and contain self-renewing terms of one to three years, subject to the option of PlainsCapital or the executive not to renew. The minimum aggregate commitment for future salaries, excluding bonuses, under these contracts as of December 31, 2011, is approximately $13.1 million. These employment contracts also provide severance pay benefits if there is a change in control of PlainsCapital. PlainsCapital and subsidiaries have separate severance agreements with certain other senior officers that provide severance pay benefits if there is a change in control. The severance agreements with the other senior officers contain self-renewing terms of two years subject to the option of PlainsCapital or the officer not to renew. As of December 31, 2011, the aggregate contingent liability for severance pay benefits in the event of a change in control is approximately $45.7 million.

        PlainsCapital and its subsidiaries lease space, primarily for branch facilities and automated teller machines, under noncancelable operating leases with remaining terms, including renewal options, of 1 to 16 years and under capital leases with remaining terms of 12 to 16 years. Future minimum payments by year and in the aggregate under these leases are as follows as of December 31, 2011 (in thousands):

	Operating Leases	Capital Leases
2012	$16,454	$1,029
2013	14,398	1,063
2014	11,567	1,080
2015	9,914	1,090
2016	8,888	1,105
Thereafter	39,618	11,774

Total minimum lease payments	$100,839	17,141

Amount representing interest		(5,020)

Present value of minimum lease payments		$12,121

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

13. Commitments and Contingencies (Continued)

        Rental expense under the operating leases was approximately $23.2 million, $21.5 million and $18.4 million in 2011, 2010 and 2009, respectively.

14. Financial Instruments with Off-Balance Sheet Risk

        PlainsCapital Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit that involve varying degrees of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received. The contract amounts of those instruments reflect the extent of involvement (and therefore the exposure to credit loss) PlainsCapital Bank has in particular classes of financial instruments.

        Commitments to extend credit are agreements to lend to a customer provided that the terms established in the contract are met. Commitments generally have fixed expiration dates and may require payment of fees. Because some commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.

        PlainsCapital Bank had in the aggregate outstanding unused commitments to extend credit of $909.7 million as of December 31, 2011. PlainsCapital Bank had outstanding standby letters of credit of $46.7 million as of December 31, 2011.

        PlainsCapital Bank uses the same credit policies in making commitments and standby letters of credit as it does for on-balance sheet instruments. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include real estate, accounts receivable, marketable securities, interest-bearing deposit accounts, inventory, and property, plant and equipment.

        In the normal course of business, FSC executes, settles, and finances various securities transactions that may expose FSC to off-balance sheet risk in the event that a customer or counterparty does not fulfill its contractual obligations. Examples of such transactions include the sale of securities not yet purchased by customers or for the account of FSC, clearing agreements between FSC and various clearinghouses and broker-dealers, secured financing arrangements that involve pledged securities, and when-issued underwriting and purchase commitments.

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

15. Stock-Based Compensation

        In August 2009, the shareholders approved the PlainsCapital Corporation 2009 Long-Term Incentive Plan (the "2009 LTIP") to be effective upon the redemption of all of PlainsCapital's Fixed Rate Cumulative Perpetual Preferred Stock, Series A ("Series A Preferred Stock") and Fixed Rate Cumulative Perpetual Preferred Stock, Series B ("Series B Preferred Stock") issued in December 2008 to the U.S. Department of the Treasury (the "U.S. Treasury") pursuant to the Capital Purchase Program, a part of the Troubled Asset Relief Program ("TARP"). As discussed in Note 17, PlainsCapital redeemed all shares of Series A Preferred Stock and Series B Preferred Stock on September 27, 2011. As a result, the 2009 LTIP became effective. The 2009 LTIP allows for the granting of incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights and other awards to employees of PlainsCapital, its subsidiaries and outside directors of PlainsCapital. The 2009 LTIP is expected to provide flexibility to PlainsCapital's compensation methods in order to adapt the compensation of key employees and outside directors to a changing business environment. In the aggregate, 4.0 million shares of common stock may be delivered pursuant to awards granted under the 2009 LTIP. The 2009 LTIP replaced the stock option plans established in 2001, 2003, 2005 and 2007. No future awards may be granted under those prior plans.

        In addition, the PlainsCapital Corporation 2010 Long-Term Incentive Plan (the "2010 Plan") allows for the granting of nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights and other awards to employees of PlainsCapital, its subsidiaries and outside directors of PlainsCapital. In the aggregate, 1.0 million shares of common stock may be delivered pursuant to awards granted under the 2010 Plan. The 2010 Plan will terminate on March 18, 2012 as to all future awards.

        Compensation cost related to the plans was approximately $2.5 million, $1.7 million and $1.1 million for the years ended December 31, 2011, 2010 and 2009, respectively. The income tax benefit related to share-based compensation was approximately $0.9 million, $0.6 million and $0.4 million in 2011, 2010 and 2009, respectively.

        As of December 31, 2011, unrecognized cost related to unvested restricted stock and restricted stock units was $4.7 million and $5.3 million, respectively. PlainsCapital expects to recognize that cost over a weighted-average period of approximately 23 months. The vesting of the unvested restricted stock and restricted stock units will automatically accelerate in full under certain conditions. Upon a change in control of PlainsCapital, the entire unrecognized cost related to both unvested restricted stock and restricted stock units would be recognized in noninterest expense immediately. On the date upon which PlainsCapital's common stock is listed and traded on an exchange registered under the Exchange Act, the entire unrecognized cost related to unvested restricted stock would be recognized in noninterest expense immediately.

        PlainsCapital approved the grant of 340,811 restricted stock units to certain employees effective April 1, 2012. The estimated grant date fair value of the restricted stock units is $4.8 million. The grants vest in 5 years and are subject to the accelerated vesting conditions discussed previously.

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

15. Stock-Based Compensation (Continued)

        Information regarding shares of unvested restricted stock for the years ended December 31, 2011 and 2010 is as follows:

	2011		2010
	Unvested Restricted Stock	Weighted Average Grant Date Fair Value	Unvested Restricted Stock	Weighted Average Grant Date Fair Value
Outstanding, January 1	535,862	$11.48	528,000	$11.33
Granted	76,383	11.26	83,281	12.25
Vested	(83,713)	11.47	(75,419)	11.33
Cancellations and expirations	—	0.00	—	0.00

Outstanding, December 31	528,532	$11.45	535,862	$11.48

        Information regarding restricted stock units for the years ended December 31, 2011 and 2010 is as follows:

	2011		2010
	Restricted Stock Units	Weighted Average Grant Date Fair Value	Restricted Stock Units	Weighted Average Grant Date Fair Value
Outstanding, January 1	290,057	$12.58	—	$—
Granted	303,592	11.27	296,557	12.58
Vested	(1,500)	12.67	—	—
Cancellations and expirations	(2,000)	11.26	(6,500)	12.67

Outstanding, December 31	590,149	$11.91	290,057	$12.58

        The acquisition described in Note 1 included a provision whereby First Southwest Holdings, Inc. stock options that were outstanding and unexercised at the acquisition date would be converted into PlainsCapital stock options on the same terms and conditions, including vesting conditions, as the First Southwest Holdings, Inc. options they replaced. Accordingly, PlainsCapital granted 285,366 options with a weighted-average exercise price of $4.53 to replace outstanding and unexercised First Southwest Holdings, Inc. stock options.

        As of December 31, 2011, a total of 4,000,000 shares were available for grant under the 2009 LTIP and 248,687 shares were available for awards under the 2010 Plan. PlainsCapital typically issues new shares upon exercise of option grants.

        The exercise price of all common stock subject to options granted under these plans will not be less than 100% of the fair market value of the common stock on the date of grant, unless an option is granted to a person who owns more than 10% of the common stock, in which case the exercise price will not be less than 110% of the fair market value of the common stock subject to the options granted. Options granted expire in no more than ten years, unless an option is granted to a person who owns more than 10% of the common stock, in which case the options granted expire in no more than five years, or upon the termination of employment unless (i) the optionee retires, after which time he will have three months from the date of his retirement to exercise his options, or (ii) the optionee dies, after which time his legal representatives have the six months after his death to exercise his options.

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

15. Stock-Based Compensation (Continued)

        PlainsCapital did not grant options in 2011 or 2010. The weighted-average grant date fair value of options granted during 2009 was $2.44. PlainsCapital used a Black-Scholes option pricing model to estimate the fair value of each option award on the date of grant. Risk-free rates are derived from yields on U.S. Treasury strips (zero-coupon bonds) on the date options are granted. The expected term of options granted is based on an analysis of historical exercise data and represents the expected period of time that options are to be outstanding. Expected volatility is based on historical volatility of PlainsCapital's stock. The estimates for expected term and expected volatility are reviewed annually. Weighted-average values used to estimate the fair value of options granted are shown in the following table:

2009
Risk-free interest rate	3.27% to 3.74%
Expected term (years)	5
Expected volatility	23%
Dividend yield	1.77%

        Information regarding stock options for the years ended December 31, 2011 and 2010 is as follows:

	2011		2010
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, January 1	725,651	$9.62	943,515	$8.50
Exercised	(68,818)	5.27	(115,711)	4.00
Cancellations and expirations	(9,780)	12.88	(102,153)	5.60

Outstanding, December 31	647,053	$10.04	725,651	$9.62

Exercisable, December 31	647,053	10.04	611,651	9.31

        The total intrinsic value of options exercised during the years ended December 31, 2011, 2010 and 2009 was $0.2 million, $1.0 million and $0.3 million, respectively. As of December 31, 2011, the intrinsic value of options outstanding was $2.6 million and the intrinsic value of exercisable shares was $2.6 million. The total fair value of share awards vested was $1.6 million in 2011, $0.2 million in 2010 and $0.7 million in 2009.

        Details of PlainsCapital's stock options outstanding and exercisable as of December 31, 2011, are as follows:

Range of Exercise Prices	Shares at December 31, 2011	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)
$5.01 - $10.00	258,619	$7.43	0.9
$10.01 - $15.00	388,434	11.77	5.6

Total	647,053	10.04	3.7

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

16. Regulatory Matters

        PlainsCapital Bank and PlainsCapital are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct, material effect on the consolidated financial statements. The regulations require PlainsCapital to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the companies to maintain minimum amounts and ratios (set forth in the following table) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). A comparison of PlainsCapital Bank's and PlainsCapital's actual capital amounts and ratios to the minimum requirements is as follows (dollar amounts in thousands):

	At December 31, 2011
	Required		Actual
	Amount	Ratio	Amount	Ratio
PlainsCapital Bank:
Tier 1 capital (to average assets)	$219,660	4%	$536,274	9.77%
Tier 1 capital (to risk-weighted assets)	169,281	4%	536,274	12.67%
Total capital (to risk-weighted assets)	338,561	8%	589,365	13.93%
PlainsCapital Corporation:
Tier 1 capital (to average assets)	$220,103	4%	$532,025	9.67%
Tier 1 capital (to risk-weighted assets)	169,740	4%	532,025	12.54%
Total capital (to risk-weighted assets)	339,480	8%	596,057	14.05%

	At December 31, 2010
	Required		Actual
	Amount	Ratio	Amount	Ratio
PlainsCapital Bank:
Tier 1 capital (to average assets)	$206,270	4%	$485,013	9.41%
Tier 1 capital (to risk-weighted assets)	152,091	4%	485,013	12.76%
Total capital (to risk-weighted assets)	304,181	8%	532,769	14.01%
PlainsCapital Corporation:
Tier 1 capital (to average assets)	$206,664	4%	$462,823	8.96%
Tier 1 capital (to risk-weighted assets)	152,946	4%	462,823	12.10%
Total capital (to risk-weighted assets)	305,891	8%	526,843	13.78%

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

16. Regulatory Matters (Continued)

        A reconciliation of book capital to Tier 1 and total capital (as defined) is as follows (in thousands):

	At December 31, 2011
	PCB	PCC
Total capital per books	$581,890	$517,031
Add:
Noncontrolling interests	1,924	2,253
Trust preferred securities	—	65,000
Net unrealized holding losses on securities available for sale and held in trust	(4,587)	(4,587)
Deduct:
Goodwill and other disallowed intangible assets	(42,953)	(47,265)
Other	—	(407)

Tier 1 capital (as defined)	536,274	532,025
Add:
Allowance for loan losses includible in Tier 2 capital	53,091	53,232
Qualifying subordinated debt	—	10,800

Total capital (as defined)	$589,365	$596,057

	At December 31, 2010
	PCB	PCC
Total capital per books	$529,393	$446,491
Add:
Noncontrolling interests	348	785
Trust preferred securities	—	65,000
Net unrealized holding losses on securities available for sale and held in trust	281	281
Deduct:
Goodwill and other disallowed intangible assets	(45,009)	(49,321)
Other	—	(413)

Tier 1 capital (as defined)	485,013	462,823
Add:
Allowance for loan losses includible in Tier 2 capital	47,756	48,020
Qualifying subordinated debt	—	16,000

Total capital (as defined)	$532,769	$526,843

        To be considered adequately capitalized (as defined) under the regulatory framework for prompt corrective action, PlainsCapital Bank must maintain minimum Tier 1 capital to total average assets and Tier 1 capital to risk-weighted assets ratios of 4%, and a total capital to risk-weighted assets ratio of 8%. Based on the actual capital amounts and ratios shown in the previous table, PlainsCapital Bank's ratios place it in the well capitalized (as defined) capital category under the regulatory framework for

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

16. Regulatory Matters (Continued)

prompt corrective action. The minimum required capital amounts and ratios for the well capitalized category are summarized as follows (dollar amounts in thousands):

	At December 31, 2011
	Required		Actual
	Amount	Ratio	Amount	Ratio
PlainsCapital Bank:
Tier 1 capital (to average assets)	$274,575	5%	$536,274	9.77%
Tier 1 capital (to risk-weighted assets)	253,921	6%	536,274	12.67%
Total capital (to risk-weighted assets)	423,202	10%	589,365	13.93%

	At December 31, 2010
	Required		Actual
	Amount	Ratio	Amount	Ratio
PlainsCapital Bank:
Tier 1 capital (to average assets)	$257,838	5%	$485,013	9.41%
Tier 1 capital (to risk-weighted assets)	228,136	6%	485,013	12.76%
Total capital (to risk-weighted assets)	380,227	10%	532,769	14.01%

        Pursuant to the net capital requirements of the Exchange Act, FSC has elected to determine its net capital requirements using the alternative method. Accordingly, FSC is required to maintain minimum net capital, as defined in Rule 15c3-1, equal to the greater of $250,000 or 2% of aggregate debit balances, as defined in Rule 15c3-3. As of December 31, 2011, FSC had net capital of $57.1 million; the minimum net capital requirement was $4.8 million; net capital maintained by FSC was 24% of aggregate debits; and net capital in excess of the minimum requirement was $52.3 million.

        As a mortgage originator, PrimeLending is subject to minimum net worth requirements established by the United States Department of Housing and Urban Development ("HUD"). PrimeLending determines its compliance with the minimum net worth requirements on an annual basis. As of December 31, 2011, PrimeLending was required to have net worth of at least $1.0 million. As of December 31, 2011, PrimeLending's net worth exceeded the required amount.

17. Shareholders' Equity

        PlainsCapital Bank is subject to certain restrictions on the amount of dividends it may declare without prior regulatory approval. As of December 31, 2011, approximately $67.0 million of retained earnings was available for dividend declaration without prior regulatory approval.

        On September 27, 2011, PlainsCapital sold approximately $114.1 million of PlainsCapital's Non-Cumulative Perpetual Preferred Stock, Series C (the "Series C Preferred Stock") to the Secretary of the Treasury pursuant to the SBLF. The Series C Preferred Stock has an aggregate liquidation preference of approximately $114.1 million and qualifies as Tier 1 Capital for regulatory purposes.

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

17. Shareholders' Equity (Continued)

        The terms of the Series C Preferred Stock provide for the payment of non-cumulative dividends on a quarterly basis beginning January 1, 2012. The dividend rate, as a percentage of the liquidation amount, fluctuates while the Series C Preferred Stock is outstanding based upon changes in the level of "qualified small business lending" ("QSBL") by PlainsCapital Bank from its average level of QSBL at each of the four quarter ends leading up to June 30, 2010 (the "Baseline") as follows:

Dividend Period
Unaudited Annualized Dividend Rate
Beginning	Ending
September 27, 2011	September 30, 2011	5.000%
October 1, 2011	December 31, 2011	3.779%
January 1, 2012	March 31, 2012	3.829%(1)
April 1, 2012	June 30, 2012	2.427%(1)
July 1, 2012	December 31, 2013	1.000% to 5.000%(2)
January 1, 2014	March 26, 2016	1.000% to 7.000%(3)
March 27, 2016	Redemption	9%(4)

(1)
Subject to confirmation by the U.S. Treasury.

(2)
Between July 1, 2012 and December 31, 2013, the dividend rate will adjust quarterly in such range based upon the level of percentage change in QSBL between the end of the quarter ending before the most recently completed quarter and the Baseline.

(3)
Between January 1, 2014 and March 26, 2016, the dividend rate will be fixed at a rate in such range based upon the level of percentage change in QSBL between September 30, 2013 and the Baseline.

(4)
Beginning on March 27, 2016, the dividend rate will be fixed at nine percent (9%) per annum.

        As a result of PlainsCapital's increased small business lending, PlainsCapital's rate on the Series C Preferred Stock has dropped to 3.829% as of January 1, 2012, and will drop to 2.427% as of April 1, 2012.

        In addition to the applicable dividend rates described above, beginning on January 1, 2014 and on all dividend payment dates thereafter ending on April 1, 2016, if PlainsCapital fails to increase its level of QSBL compared to the Baseline, PlainsCapital will be required to pay a quarterly lending incentive fee of 0.5% of the liquidation value.

        As long as shares of Series C Preferred Stock remain outstanding, PlainsCapital may not pay dividends to its common shareholders (nor may PlainsCapital repurchase or redeem any shares of its common stock) during any quarter in which PlainsCapital fails to declare and pay dividends on the Series C Preferred Stock and for the next three quarters following such failure. In addition, under the terms of the Series C Preferred Stock, PlainsCapital may only declare and pay dividends on its common stock (or repurchase shares of its common stock), if, after payment of such dividend, the dollar amount of PlainsCapital's Tier 1 capital would be at least ninety percent (90%) of Tier 1 capital as of September 27, 2011, excluding any charge-offs and redemptions of the Series C Preferred Stock (the "Tier 1 Dividend Threshold"). The Tier 1 Dividend Threshold is subject to reduction, beginning

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

17. Shareholders' Equity (Continued)

January 1, 2014, based upon the extent by which, if at all, the QSBL at September 30, 2013 has increased over the baseline.

        PlainsCapital may redeem the Series C Preferred Stock at any time at its option, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends, subject to the approval of its federal banking regulator.

        On September 27, 2011, PlainsCapital entered into a repurchase letter agreement with the U.S. Treasury, pursuant to which PlainsCapital redeemed, out of the proceeds of the issuance of the Series C Preferred Stock, all 87,631 outstanding shares of PlainsCapital's Series A Preferred Stock and 4,382 outstanding shares of PlainsCapital's Series B Preferred Stock, for an aggregate redemption price of approximately $92.6 million. The Series A Preferred Stock and Series B Preferred Stock were issued on December 19, 2008 to the U.S. Treasury under the Capital Purchase Program, a part of TARP. As a result of the redemption of the Series A Preferred Stock and Series B Preferred stock PlainsCapital accelerated the net amortization of the discount/premium recorded at issuance on the two series of preferred stock. The accelerated net amortization in September 2011 was approximately $2.3 million and is included in the caption "Dividends on preferred stock and other" on PlainsCapital's consolidated statements of income.

18. Assets Segregated for Regulatory Purposes

        FSC was not required to segregate cash and securities in a special reserve account for the benefit of customers under Rule 15c3-3 of the Exchange Act as of December 31, 2011 or 2010. Assets segregated under the provisions of the Exchange Act are not available for general corporate purposes.

        FSC was not required to segregate cash or securities in a special reserve account for the benefit of proprietary accounts of introducing broker-dealers as of December 31, 2011 or 2010.

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

19. Broker-Dealer and Clearing Organization Receivables and Payables

        Broker-dealer and clearing organization receivables and payables as of December 31, 2011 and 2010 consisted of the following (in thousands):

	At December 31,
	2011	2010
Receivables
Securities borrowed	$94,044	$34,495
Securities failed to deliver	11,476	4,287
Clearing organizations	6,141	6,926
Due from dealers	29	60

	$111,690	$45,768

Payables
Securities loaned	$120,658	$39,660
Correspondents	56,645	31,369
Securities failed to receive	8,114	1,140
Clearing organizations	1,066	661

	$186,483	$72,830

20. Cash and Due from Banks

        Cash and due from banks consisted of the following (in thousands):

	At December 31,
	2011	2010
Cash on hand	$18,862	$19,896
Clearings and collection items	78,352	44,032
Deposits at Federal Reserve Bank	236,677	170,996
Deposits at Federal Home Loan Bank	1,524	1,524
Deposits in FDIC-insured institutions under $100,000, individually	407	497
Deposits in FDIC-insured institutions over $100,000	8,825	95,263

	$344,647	$332,208

        The amounts above include interest-bearing deposits of $237.8 million and $260.3 million as of December 31, 2011 and 2010, respectively. Cash on hand and deposits at the Federal Reserve Bank satisfy regulatory reserve requirements as of December 31, 2011 and 2010.

21. Fair Value Measurements

Fair Value Measurements and Disclosures

        PlainsCapital determines fair values in compliance with The Fair Value Measurements and Disclosures Topic of the ASC (the "Fair Value Topic"). The Fair Value Topic defines fair value,

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

21. Fair Value Measurements (Continued)

establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. The Fair Value Topic defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The Fair Value Topic assumes that transactions upon which fair value measurements are based occur in the principal market for the asset or liability being measured. Further, fair value measurements made under the Fair Value Topic exclude transaction costs and are not the result of forced transactions.

        The Fair Value Topic creates a fair value hierarchy that classifies fair value measurements based upon the inputs used in valuing the assets or liabilities that are the subject of fair value measurements. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs, as indicated below.

  •
  Level 1 Inputs:  Unadjusted quoted prices in active markets for identical assets or liabilities that PlainsCapital can access at the measurement date.

  •
  Level 2 Inputs:  Observable inputs other than Level 1 prices. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g. interest rates and credit risks), and inputs that are derived from or corroborated by market data, among others.

  •
  Level 3 Inputs:  Unobservable inputs that reflect an entity's own assumptions about the assumptions that market participants would use in pricing the assets or liabilities. Level 3 inputs include pricing models and discounted cash flow techniques, among others.

Fair Value Option

        PlainsCapital has elected to measure substantially all of PrimeLending's mortgage loans held for sale and certain time deposits at fair value under the provisions of the Fair Value Option. PlainsCapital elected to apply the provisions of the Fair Value Option to these items so that it would have the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. PlainsCapital determines the fair value of the financial instruments accounted for under the provisions of the Fair Value Option in compliance with the provisions of the Fair Value Topic discussed above.

        As of December 31, 2011, the aggregate fair value of PrimeLending loans held for sale accounted for under the Fair Value Option was $775.3 million, while the unpaid principal balance of those loans was $752.8 million. As of December 31, 2010, the aggregate fair value of PrimeLending loans held for sale accounted for under the Fair Value Option was $476.4 million, while the unpaid principal balance of those loans was $465.3 million. The interest component of fair value is reported as interest income on loans in the income statement.

        PlainsCapital holds a number of financial instruments that are measured at fair value on a recurring basis, either by the application of Fair Value Option or other authoritative pronouncements. The fair values of those instruments are determined as described below.

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

21. Fair Value Measurements (Continued)

        Loans Held for Sale—Mortgage loans held for sale are reported at fair value, as discussed above, using Level 2 inputs that consist of commitments on hand from investors or prevailing market prices. These instruments are held for relatively short periods, typically no more than 30 days. As a result, changes in instrument-specific credit risk are not a significant component of the change in fair value.

        Securities Available for Sale—Most securities available for sale are reported at fair value using Level 2 inputs. PlainsCapital obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the financial instruments' terms and conditions, among other things. As of December 31, 2011, PlainsCapital Bank held auction rate bonds purchased as a result of the First Southwest acquisition. The estimated fair value of the auction rate securities is determined quarterly by a third-party valuation specialist using Level 3 inputs, primarily due to the lack of observable market data. Inputs for the valuation were developed using terms of the auction rate bonds, market interest rates, asset appropriate credit transition matrices and recovery rates, and assumptions regarding the term to maturity of the auction rate bonds. The following table reconciles the beginning and ending balances of assets measured at fair value using Level 3 inputs (in thousands):

Auction Rate Bonds
Balance, January 1, 2011	$22,454
Other-than-temporary impairment losses recognized in earnings	(5,091)
Unrealized losses in other comprehensive income, net	(1,516)
Transfers from held to maturity	28,564
Premium amortization and discount accretion, net	133

Balance, December 31, 2011	$44,544

        During the first quarter of 2011, auction rate bonds with a net carrying amount of $28.6 million were transferred from held to maturity to available for sale in response to a downgrade in credit rating from investment grade to below investment grade. PlainsCapital Bank uses the date of the transfer to determine when the auction rate bonds entered Level 3.

        Trading Securities—Trading securities are reported at fair value using Level 2 inputs in the same manner as discussed previously for securities available for sale.

        Deposits—As discussed previously, certain time deposits are reported at fair value by virtue of an election under the provisions of Fair Value Option. Fair values are determined using Level 2 inputs that consist of observable rates paid on instruments of the same tenor in the brokered certificate of deposit market.

        Derivatives—Derivatives are reported at fair value using Level 2 inputs. PlainsCapital uses dealer quotes to determine the fair value of interest rate swaps used to hedge time deposits. PrimeLending uses dealer quotes to value forward purchase commitments executed for both hedging and non-hedging purposes. PrimeLending also issues IRLCs to its customers that it values based on the change in the fair value of the underlying mortgage loan from inception of the IRLC to the balance sheet date,

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

21. Fair Value Measurements (Continued)

adjusted for projected loan closing rates. PrimeLending determines the value of the underlying mortgage loan as discussed in "Loans Held for Sale", above.

        The following table presents information regarding financial assets and liabilities measured at fair value on a recurring basis (in thousands):

	At December 31, 2011
	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
Loans held for sale	$—	$775,311	$—	$775,311
Securities available for sale	—	556,542	44,544	601,086
Trading securities	—	58,957	—	58,957
Derivative assets	—	10,481	—	10,481
Time deposits	—	1,098	—	1,098
Trading liabilities	—	4,592	—	4,592
Derivative liabilities	—	3,642	—	3,642

        The following table presents the changes in fair value for instruments that are reported at fair value under an election under the Fair Value Option (in thousands):

	Changes in Fair Value for Assets and Liabilities Reported at Fair Value under Fair Value Option
	Year Ended December 31, 2011			Year Ended December 31, 2010
	Net Gains from Sale of Loans	Other Noninterest Income	Total Changes in Fair Value	Net Gains from Sale of Loans	Other Noninterest Income	Total Changes in Fair Value
Loans held for sale	$11,415	$—	$11,415	$(187)	$—	$(187)
Time deposits	—	7	7	—	(17)	(17)

        PlainsCapital also determines the fair value of certain assets and liabilities on a non-recurring basis. For example, facts and circumstances may dictate a fair value measurement when there is evidence of impairment. Assets and liabilities measured on a non-recurring basis include the items discussed below.

        Impaired Loans—PlainsCapital reports impaired loans at fair value through allocations of the allowance for loan losses. PlainsCapital primarily determines fair value using Level 2 inputs consisting of independent appraisals. As of December 31, 2011, loans with a carrying amount of $35.3 million had been reduced by allocations of the allowance for loan losses of $8.8 million, resulting in a reported fair value of $26.5 million.

        Other Real Estate Owned—PlainsCapital reports other real estate owned at fair value less estimated cost to sell. Any excess of recorded investment over fair value less cost to sell is charged against the allowance for loan losses when property is initially transferred to other real estate. Subsequent to the initial transfer to other real estate, valuation adjustments are charged against earnings. PlainsCapital primarily determines fair value using Level 2 inputs consisting of independent appraisals. As of December 31, 2011, the estimated fair value of other real estate owned was $30.3 million.

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

21. Fair Value Measurements (Continued)

        The Fair Value of Financial Instruments Subsection of the ASC requires disclosure of the fair value of financial assets and liabilities, including the financial assets and liabilities previously discussed. The methods for determining estimated fair value for financial assets and liabilities measured at fair value on a recurring or non-recurring basis are discussed above. For other financial assets and liabilities, PlainsCapital utilizes quoted market prices, if available, to estimate the fair value of financial instruments. Because no quoted market prices exist for a significant portion of PlainsCapital's financial instruments, the fair value of such instruments has been derived based on management's assumptions with respect to future economic conditions, the amount and timing of future cash flows, and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the estimates provided herein do not necessarily indicate amounts which could be realized in a current transaction. Further, as it is management's intent to hold a significant portion of its financial instruments to maturity, it is not probable that the fair values shown below will be realized in a current transaction.

        Because of the wide range of permissible valuation techniques and the numerous estimates which must be made, it may be difficult to make reasonable comparisons of PlainsCapital's fair value information to that of other financial institutions. The aggregate estimated fair value amount should in no way be construed as representative of the underlying value of PlainsCapital and its subsidiaries.

        The following methods and assumptions were used in estimating the fair value disclosures for financial instruments:

        Cash and Short-Term Investments—For cash and due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

        Loans Held for Sale—Estimated fair values of loans held for sale are based on commitments on hand from investors or prevailing market prices. The carrying amount of mortgage loans held for sale has been adjusted to fair value under the provisions of the Fair Value Option.

        Securities—For securities held to maturity, except for the valuation of auction rate bonds discussed previously, estimated fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. For securities available for sale and trading securities, the carrying amount is a reasonable estimate of fair value.

        Loans—The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

        Broker-Dealer and Clearing Organization Receivables—The carrying amount approximates their fair value.

        Fee Award Receivable—The carrying amount approximates fair value.

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

21. Fair Value Measurements (Continued)

        Cash Surrender Value of Life Insurance Policies and Accrued Interest—The carrying amounts approximate their fair values.

        Deposit Liabilities—The estimated fair value of demand deposits, savings accounts and NOW accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. The carrying amount for variable-rate certificates of deposit approximates their fair values.

        Broker-Dealer and Clearing Organization Payables—The carrying amount approximates their fair value.

        Short-Term Borrowings—The carrying amounts of federal funds purchased, borrowings under repurchase agreements and other short-term borrowings approximate their fair values.

        Debt—The fair values are estimated using discounted cash flow analysis based on PlainsCapital's current incremental borrowing rates for similar types of borrowing arrangements.

        The estimated fair values of PlainsCapital's financial instruments are shown below (in thousands):

	At December 31, 2011		At December 31, 2010
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets
Cash and short-term investments	$347,994	$347,994	$486,709	$486,709
Loans held for sale	776,372	776,372	477,711	477,711
Securities	839,753	848,779	865,080	860,897
Loans, net	3,283,672	3,302,585	3,073,001	3,116,532
Broker-dealer and clearing organization receivables	111,690	111,690	45,768	45,768
Fee award receivable	18,002	18,002	19,222	19,222
Cash surrender value of life insurance policies	23,122	23,122	22,410	22,410
Interest rate swaps, IRLCs and forward purchase commitments	10,481	10,481	4,107	4,107
Accrued interest receivable	16,175	16,175	16,615	16,615
Financial liabilities
Deposits	4,246,206	4,255,639	3,918,459	3,924,188
Broker-dealer and clearing organization payables	186,483	186,483	72,830	72,830
Other trading liabilities	4,592	4,592	4,944	4,944
Short-term borrowings	476,439	476,439	582,134	582,134
Debt	121,978	121,978	130,788	130,788
Forward purchase commitments	3,642	3,642	317	317
Accrued interest payable	2,952	2,952	5,949	5,949

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

21. Fair Value Measurements (Continued)

        The deferred income amounts arising from unrecognized financial instruments are not significant. These financial instruments also have contractual interest rates at or above current market rates. Therefore, no fair value disclosure is provided for these items.

22. Derivative Financial Instruments

        PlainsCapital Bank and PrimeLending use various derivative financial instruments to mitigate interest rate risk. PlainsCapital Bank's interest rate risk management strategy involves effectively modifying the re-pricing characteristics of certain assets and liabilities so that changes in interest rates do not adversely affect the net interest margin. PrimeLending has interest rate risk relative to its inventory of mortgage loans held for sale and IRLCs. PrimeLending is exposed to such rate risk from the time an IRLC is made to an applicant to the time the related mortgage loan is sold.

Cash Flow Hedges

        PlainsCapital Bank entered into interest rate swap agreements to manage interest rate risk associated with certain customer contracts. The swaps were originally designated as cash flow hedges. The swaps were highly effective in offsetting future cash flow volatility caused by changes in interest rates. PlainsCapital Bank has recorded the fair value of the swaps in other assets, and unrealized gains (losses) associated with the swaps in other comprehensive income.

Non-Hedging Derivative Instruments and the Fair Value Option

        As discussed in Note 21, PrimeLending has elected to measure substantially all mortgage loans held for sale at fair value under the provisions of the Fair Value Option. The election provides PrimeLending the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without applying complex hedge accounting provisions. PrimeLending provides IRLCs to its customers and executes forward purchase commitments to sell mortgage loans. The fair values of both IRLCs and purchase commitments are recorded in other assets or other liabilities, as appropriate. Changes in the fair values of these derivative instruments produced net gains of approximately $3.1 million and $1.5 million for the years ended December 31, 2011 and 2010. The net gains were recorded as a component of gain on sale of loans.

        Year-end derivative positions are presented in the following table (in thousands):

	At December 31, 2011		At December 31, 2010
	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value
Derivative instruments
IRLCs	$687,890	$10,096	$442,270	$274
Interest rate swaps	1,969	82	1,969	129
Forward purchase commitments	675,794	(3,339)	436,241	3,387

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

22. Derivative Financial Instruments (Continued)

        PlainsCapital Bank recorded unrealized gains (losses), net of reclassifications adjustments, on the swaps designated as cash flow hedges in other comprehensive income as shown in the following table (in thousands):

	Year Ended December 31, 2011			Year Ended December 31, 2010
	Before-Tax Amount	Tax Benefit (Expense)	After-Tax Amount	Before-Tax Amount	Tax Benefit (Expense)	After-Tax Amount
Change in market value	$—	$—	$—	$—	$—	$—
Reclassification adjustments	(69)	24	(45)	(126)	44	(82)

Other comprehensive income (loss)	$(69)	$24	$(45)	$(126)	$44	$(82)

23. Other Noninterest Income and Expense

        The following tables show the components of other noninterest income and expense for the years ended December 31, 2011, 2010 and 2009 (in thousands):

	2011	2010	2009
Other noninterest income
Earnings on/increase in cash surrender value of life insurance	$712	$961	$665
Income and fees from automated teller machines	1,295	1,239	937
Revenue from check and stored value cards	2,199	1,819	1,677
Revenue from letters of credit	465	661	409
Net gain from trading securities portfolio	4,185	1,656	971
Joint venture gains (losses)	750	(1,853)	(2,558)
Non-amortizing loan fees	533	352	—
Settlement of outstanding claims	—	—	3,075
Other	1,091	1,280	1,262

	$11,230	$6,115	$6,438

Other noninterest expense
Marketing	$13,234	$13,239	$11,780
Data processing	8,377	6,652	5,001
Printing, stationery and supplies	3,739	3,547	3,135
Funding fees	6,266	6,396	4,130
Unreimbursed loan closing costs	23,548	14,144	3,241
Tax service fee	3,121	2,657	2,497
Other	32,803	29,759	24,954

	$91,088	$76,394	$54,738

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

24. Segment and Related Information

        PlainsCapital has three reportable segments that are organized primarily by the core products offered to the segments' respective customers. The banking segment includes the operations of PlainsCapital Bank. The operations of PrimeLending comprise the mortgage origination segment. The financial advisory segment is composed of First Southwest and Hester Capital.

        Balance sheet amounts for PlainsCapital and its remaining subsidiaries not discussed in the previous paragraph are included in "All Other and Eliminations."

        The following tables present information about the revenues, profits and assets of PlainsCapital's reportable segments (in thousands):

Income Statement Data

	Year Ended December 31, 2011
	Banking	Mortgage Origination	Financial Advisory	Intercompany Eliminations	PlainsCapital Consolidated
Interest income	$207,253	$22,287	$15,751	$(25,848)	$219,443
Interest expense	32,480	38,547	3,232	(37,747)	36,512

Net interest income (expense)	174,773	(16,260)	12,519	11,899	182,931
Provision for loan losses	22,000	(23)	(220)	—	21,757
Noninterest income	28,448	365,426	96,304	(12,420)	477,758
Noninterest expense	127,591	325,481	101,994	(1,048)	554,018

Income before taxes	53,630	23,708	7,049	527	84,914
Income tax provision	19,109	8,447	2,512	—	30,068

Consolidated net income	34,521	15,261	4,537	527	54,846
Less: net income attributable to noncontrolling interest	—	1,509	141	—	1,650

Net income attributable to PlainsCapital Corporation	$34,521	$13,752	$4,396	$527	$53,196

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

24. Segment and Related Information (Continued)

Balance Sheet Data

	December 31, 2011
	Banking	Mortgage Origination	Financial Advisory	All Other and Eliminations	PlainsCapital Consolidated
Cash and due from banks	$341,821	$48,715	$4,424	$(50,313)	$344,647
Loans held for sale	1,061	775,311	—	—	776,372
Securities	783,586	—	56,167	—	839,753
Loans, net	3,685,013	1,848	316,992	(720,181)	3,283,672
Broker-dealer and clearing organization receivables	—	—	111,690	—	111,690
Investment in subsidiaries	230,389	—	—	(230,389)	—
Goodwill and other intangible assets, net	7,862	23,706	15,697	—	47,265
Other assets	186,737	25,850	51,873	32,161	296,621

Total assets	$5,236,469	$875,430	$556,843	$(968,722)	$5,700,020

Deposits	$4,238,662	$—	$68,778	$(61,234)	$4,246,206
Broker-dealer and clearing organization payables	—	—	186,483	—	186,483
Short-term borrowings	347,559	—	128,880	—	476,439
Notes payable	—	705,715	19,432	(670,181)	54,966
Junior subordinated debentures	—	—	—	67,012	67,012
Other liabilities	68,357	57,481	64,088	(40,296)	149,630
PlainsCapital Corporation shareholders' equity	581,891	110,311	89,182	(264,353)	517,031
Noncontrolling interest	—	1,923	—	330	2,253

Total liabilities and shareholders' equity	$5,236,469	$875,430	$556,843	$(968,722)	$5,700,020

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

24. Segment and Related Information (Continued)

Income Statement Data

	Year Ended December 31, 2010
	Banking	Mortgage Origination	Financial Advisory	Intercompany Eliminations	PlainsCapital Consolidated
Interest income	$211,751	$24,063	$12,096	$(29,485)	$218,425
Interest expense	36,245	45,854	3,233	(46,607)	38,725

Net interest income (expense)	175,506	(21,791)	8,863	17,122	179,700
Provision for loan losses	82,592	634	—	—	83,226
Noninterest income	37,464	309,298	103,075	(17,654)	432,183
Noninterest expense	114,574	262,801	103,275	(604)	480,046

Income before taxes	15,804	24,072	8,663	72	48,611
Income tax provision	5,018	7,643	2,751	—	15,412

Consolidated net income	10,786	16,429	5,912	72	33,199
Less: net income attributable to noncontrolling interest	—	507	283	—	790

Net income attributable to PlainsCapital Corporation	$10,786	$15,922	$5,629	$72	$32,409

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

24. Segment and Related Information (Continued)

Balance Sheet Data

	December 31, 2010
	Banking	Mortgage Origination	Financial Advisory	All Other and Eliminations	PlainsCapital Consolidated
Cash and due from banks	$329,300	$79,428	$4,420	$(80,940)	$332,208
Loans held for sale	1,269	476,442	—	—	477,711
Securities	846,149	—	18,931	—	865,080
Loans, net	3,275,433	2,305	286,661	(491,398)	3,073,001
Broker-dealer and clearing organization receivables	—	—	45,768	—	45,768
Investment in subsidiaries	240,664	—	—	(240,664)	—
Goodwill and other intangible assets, net	7,862	23,706	17,753	—	49,321
Other assets	280,277	19,020	129,087	41,932	470,316

Total assets	$4,980,954	$600,901	$502,620	$(771,070)	$5,313,405

Deposits	$3,954,711	$—	$79,770	$(116,022)	$3,918,459
Broker-dealer and clearing organization payables	—	—	72,830	—	72,830
Short-term borrowings	404,541	—	177,593	—	582,134
Notes payable	39,220	453,449	18,492	(447,385)	63,776
Junior subordinated debentures	—	—	—	67,012	67,012
Other liabilities	41,998	58,309	70,718	(9,107)	161,918
PlainsCapital Corporation shareholders' equity	540,484	88,796	83,217	(266,006)	446,491
Noncontrolling interest	—	347	—	438	785

Total liabilities and shareholders' equity	$4,980,954	$600,901	$502,620	$(771,070)	$5,313,405

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

24. Segment and Related Information (Continued)

Income Statement Data

	Year Ended December 31, 2009
	Banking	Mortgage Origination	Financial Advisory	Intercompany Eliminations	PlainsCapital Consolidated
Interest income	$197,446	$16,142	$8,563	$(19,328)	$202,823
Interest expense	40,266	23,190	3,567	(24,559)	42,464

Net interest income (expense)	157,180	(7,048)	4,996	5,231	160,359
Provision for loan losses	66,673	—	—	—	66,673
Noninterest income	22,685	219,107	98,944	(5,828)	334,908
Noninterest expense	101,949	184,580	96,327	(665)	382,191

Income before taxes	11,243	27,479	7,613	68	46,403
Income tax provision	3,605	8,809	2,441	—	14,855

Consolidated net income	7,638	18,670	5,172	68	31,548
Less: net income attributable to noncontrolling interest	—	—	220	—	220

Net income attributable to PlainsCapital Corporation	$7,638	$18,670	$4,952	$68	$31,328

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

24. Segment and Related Information (Continued)

Balance Sheet Data

	December 31, 2009
	Banking	Mortgage Origination	Financial Advisory	All Other and Eliminations	PlainsCapital Consolidated
Cash and due from banks	$139,579	$42,593	$11,017	$(44,866)	$148,323
Loans held for sale	1,442	430,760	—	—	432,202
Securities	521,554	—	24,183	—	545,737
Loans, net	3,296,336	—	154,123	(430,782)	3,019,677
Broker-dealer and clearing organization receivables	—	—	82,714	—	82,714
Investment in subsidiaries	226,297	—	—	(226,297)	—
Goodwill and other intangible assets, net	7,871	23,706	19,919	—	51,496
Other assets	198,927	14,626	45,254	31,813	290,620

Total assets	$4,392,006	$511,685	$337,210	$(670,132)	$4,570,769

Deposits	$3,274,900	$—	$64,911	$(61,772)	$3,278,039
Broker-dealer and clearing organization payables	—	—	108,272	—	108,272
Short-term borrowings	488,078	—	—	—	488,078
Notes payable	68,511	407,430	22,329	(429,720)	68,550
Junior subordinated debentures	—	—	—	67,012	67,012
Other liabilities	42,297	38,529	66,276	(10,443)	136,659
PlainsCapital Corporation shareholders' equity	518,220	65,677	75,422	(236,819)	422,500
Noncontrolling interest	—	49	—	1,610	1,659

Total liabilities and shareholders' equity	$4,392,006	$511,685	$337,210	$(670,132)	$4,570,769

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

25. Earnings per Common Share

        The following table presents the computation of basic and diluted earnings per common share for the years ended December 31, 2011, 2010 and 2009 (in thousands, except per share data):

	2011	2010	2009
Income applicable to PlainsCapital Corporation common shareholders	$45,708	$26,840	$25,624
Less: income applicable to participating securities	1,670	976	953

Income applicable to PlainsCapital Corporation common shareholders for basic earnings per common share	$44,038	$25,864	$24,671

Weighted-average shares outstanding	32,850,836	32,664,310	32,467,038
Less: participating securities included in weighted-average shares outstanding	1,201,270	1,187,635	1,207,043

Weighted-average shares outstanding for basic earnings per common share	31,649,566	31,476,675	31,259,995

Basic earnings per common share	$1.39	$0.82	$0.79

Income applicable to PlainsCapital Corporation common shareholders	$45,708	$26,840	$25,624

Weighted-average shares outstanding	31,649,566	31,476,675	31,259,995
Dilutive effect of contingently issuable shares due to First Southwest acquisition	1,562,651	1,722,152	1,698,840
Dilutive effect of stock options and non-vested stock awards	280,500	349,069	394,023

Weighted-average shares outstanding for diluted earnings per common share	33,492,717	33,547,896	33,352,858

Diluted earnings per common share	$1.36	$0.80	$0.77

        PlainsCapital uses the two-class method prescribed by the Earnings per Share Topic of the ASC to compute earnings per common share. Participating securities include non-vested restricted stock and shares of PlainsCapital stock held in escrow pending the resolution of contingencies with respect to the First Southwest acquisition.

        The weighted-average shares outstanding used to compute diluted earnings per common share do not include outstanding options of 152,679, 160,959 and 180,489 for the years ended 2011, 2010 and 2009, respectively. The exercise price of the excluded options exceeded the estimated average market price of PlainsCapital stock in the years shown. Accordingly, the assumed exercise of the excluded options would have been antidilutive.

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

26. Condensed Financial Statements of PlainsCapital

        Condensed financial statements of PlainsCapital (parent only) follow (in thousands). Investments in subsidiaries are determined using the equity method of accounting.

Condensed Statements of Income

	Years Ended December 31,
	2011	2010	2009
Income
Dividend income
From banks	$43,500	$30,000	$30,500
From nonbanks	72	73	85
Interest and other income	152	175	166

Total income	43,724	30,248	30,751
Expense
Interest expense	4,398	4,522	4,722
Salaries and employee benefits	14,170	10,517	8,050
Other	10,318	9,319	9,853

Total expense	28,886	24,358	22,625

Income before income taxes and equity in undistributed earnings of subsidiaries	14,838	5,890	8,126
Income tax (benefit)	(9,342)	(7,015)	(8,641)
Equity in undistributed earnings of subsidiaries	29,016	19,504	14,561

Net income	$53,196	$32,409	$31,328

Condensed Balance Sheets

	December 31,
	2011	2010
Assets
Cash and due from banks	$9,643	$5,660
Investment in subsidiaries	593,726	540,937
Premises and equipment, net	6,619	7,013
Other assets	28,804	18,813

Total assets	$638,792	$572,423

Balances due to subsidiaries	$67,957	$73,199
Notes payable	41,880	47,937
Other liabilities	11,924	4,796
Shareholders' equity	517,031	446,491

Total liabilities and shareholders' equity	$638,792	$572,423

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

26. Condensed Financial Statements of PlainsCapital (Continued)

Condensed Statements of Cash Flows

	Years Ended December 31,
	2011	2010	2009
Operating activities
Net income	$53,196	$32,409	$31,328
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed earnings of subsidiaries	(29,016)	(19,504)	(14,561)
Other, net	(4,376)	3,669	(942)

Net cash provided by operating activities	19,804	16,574	15,825

Investing activities
Payments for investments in and advances to subsidiaries	(19,587)	(1,065)	(200)
Repayment of investments in and advances to subsidiaries	574	120	498
Other, net	(669)	(913)	(5,734)

Net cash used in investing activities	(19,682)	(1,858)	(5,436)

Financing activities
Proceeds from notes payable	4,000	3,700	6,350
Payments on notes payable	(10,058)	(4,413)	(7,850)
Proceeds from sale of preferred stock	114,068	—	—
Payments to redeem preferred stock	(92,013)	—	—
Proceeds from sale of common stock	363	463	227
Dividends paid	(12,397)	(11,573)	(11,089)
Other, net	(102)	353	395

Net cash provided by (used in) financing activities	3,861	(11,470)	(11,967)

Net change in cash and cash equivalents	3,983	3,246	(1,578)
Cash and cash equivalents at beginning of year	5,660	2,414	3,992

Cash and cash equivalents at end of year	$9,643	$5,660	$2,414

27. Recently Issued Accounting Standards

Improving Disclosures about Fair Value Measurements

        In January 2010, the FASB amended the Fair Value Measurements and Disclosures Topic of the ASC to expand required disclosures related to fair value measurements ("Improved Fair Value Disclosure Amendment"). The Improved Fair Value Disclosure Amendment requires disclosures regarding significant transfers between Level 1 and Level 2 of the fair value hierarchy and the reasons for the transfers, reasons for transfers in or out of Level 3 of the fair value hierarchy, as well as separate disclosure of significant transfers, and policies for determining when transfers between levels of the fair value hierarchy are recognized. In addition, the Improved Fair Value Disclosure Amendment

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

27. Recently Issued Accounting Standards (Continued)

requires gross presentation of purchases, sales, issuances and settlements of financial instruments that are measured on a recurring basis using Level 3 inputs.

        The Improved Fair Value Disclosure Amendment also clarifies that fair value measurement disclosures should be provided for each class of assets and liabilities, rather than major category, and that valuation techniques and inputs used to measure fair value on a recurring or nonrecurring basis should be provided for each class of assets and liabilities included in Levels 2 and 3 of the fair value hierarchy. The Improved Fair Value Disclosure Amendment became effective for PlainsCapital on January 1, 2010, except for the provisions relating to gross presentation of purchases, sales, issuances and settlements of assets and liabilities included in Level 3 of the fair value hierarchy, which become effective January 1, 2011. The adoption of the Improved Fair Value Disclosure Amendment did not have a significant effect on PlainsCapital's financial position, results of operations or cash flows. PlainsCapital has included the disclosures required by the Improved Fair Value Disclosure Amendment in Note 21.

Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses

        In July 2010, the FASB amended the Receivables Topic of the ASC to require entities to provide disclosures designed to facilitate financial statement users' evaluation of (i) the nature of credit risk inherent in the entity's portfolio of financing receivables, (ii) how that risk is analyzed and assessed in arriving at the allowance for credit losses and (iii) the changes and reasons for those changes in the allowance for credit losses. Disclosures must be disaggregated by portfolio segment, the level at which an entity develops and documents a systematic method for determining its allowance for credit losses. Certain of the disclosures require disaggregation by class of financing receivable, which is generally a disaggregation of portfolio segment. The required disclosures include, among other things, a rollforward of the allowance for credit losses as well as information about modified, impaired, non-accrual and past due loans and credit quality indicators. These amendments to the Receivables Topic became effective for PlainsCapital as of December 31, 2010, as it relates to disclosures required as of the end of a reporting period. Disclosures that relate to activity during a reporting period became effective January 1, 2011, except for the disclosures regarding TDRs. PlainsCapital has included the required disclosures regarding credit quality of financing receivables and the allowance for credit losses in Note 3.

A Creditor's Determination of Whether a Restructuring is a Troubled Debt Restructuring

        In April 2011, the FASB amended the Receivables Topic of the ASC to clarify when creditors should classify loan modifications as TDRs ("TDR Amendment"). The TDR Amendment requires creditors to separately conclude that a creditor has granted a concession to a debtor and that the debtor is experiencing financial difficulties in order to classify a loan modification as a troubled debt restructuring. The TDR Amendment became effective for PlainsCapital on July 1, 2011, and has been applied retrospectively to January 1, 2011. The adoption of the TDR Amendment did not have a significant effect on PlainsCapital's financial position, results of operations or cash flows.

PlainsCapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011

27. Recently Issued Accounting Standards (Continued)

Comprehensive Income

        In June 2011, the FASB amended the Comprehensive Income Topic of the ASC to revise the manner in which entities present comprehensive income in their financial statements. Beginning January 1, 2012, PlainsCapital will present the components of comprehensive income in either a continuous statement of comprehensive income or two separate but consecutive statements, rather than in the statement of shareholders' equity, as it does currently. PlainsCapital does not expect the adoption of the amendment to have a significant effect on its financial position, results of operations or cash flows.

Testing Goodwill for Impairment

        In September 2011, the FASB amended the Intangibles Topic of the ASC to simplify how entities test goodwill for impairment. Entities have the option to qualitatively test whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount in determining whether step one of the annual goodwill impairment test is necessary. PlainsCapital early adopted the amendments in the fourth quarter of 2011 and the adoption of the amendment did not have a significant effect on its financial position, results of operations or cash flows.

QuickLinks

  Exhibit 99.1
Consolidated financial statements PlainsCapital Corporation and subsidiaries Years ended December 31, 2011, 2010 and 2009
Report of Independent Registered Public Accounting Firm
PlainsCapital Corporation and Subsidiaries Consolidated Balance Sheets December 31,
PlainsCapital Corporation and Subsidiaries Consolidated Statements of Income For the Years Ended December 31, (In thousands, except per share amounts)
PlainsCapital Corporation and Subsidiaries Consolidated Statements of Comprehensive Income For the Years Ended December 31, (In thousands)
PlainsCapital Corporation and Subsidiaries Consolidated Statements of Cash Flows For the Years Ended December 31, (In thousands)
PlainsCapital Corporation and Subsidiaries Notes to Consolidated Financial Statements December 31, 2011